UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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National Bank Holdings Corporation (Name of the Registrant as Specified In Its Charter)
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7800 East Orchard Road, Suite 300
Greenwood Village, CO 80111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of National Bank Holdings Corporation:

We cordially invite you to attend the Annual Meeting of Shareholders of National Bank Holdings Corporation at 8:30 a.m. Mountain Time on Thursday, May 9,  2019, at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, Colorado 80111. The purpose of the meeting is to:

1.	Elect seven directors to our Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified (Proposal 1).
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2019 (Proposal 2).
3.

Adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the proxy statement (Proposal 3).

4.	Transact such other business as may properly come before the meeting.

Information with respect to these matters is contained in the proxy statement accompanying this notice.

A proxy for use at the meeting in the form accompanying this notice is hereby solicited on behalf of the Board of Directors from holders of Class A common stock. The Board of Directors has fixed March 14,  2019 as the record date for determining which shareholders have the right to receive notice of, and to vote at, the meeting or any postponements or adjournments thereof.

The proxy statement and the accompanying form of proxy are first being sent to shareholders on or about April 1,  2019.

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy so that as many shares as possible may be represented at the meeting. Your vote is important and we appreciate your cooperation in returning your proxy promptly. Your proxy is revocable and will not affect your right to vote in person at the meeting.

Please call us at 720-529-3349 if you need directions to attend the meeting or have questions about how to vote in person.

By Order of the Board of Directors
/s/ Zsolt K. Besskó
Zsolt K. Besskó, Secretary

Greenwood Village, Colorado

March 22,  2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 9,  2019: Our Proxy Statement and 2018 Annual Report to Shareholders are also available at www.proxyvote.com.

NATIONAL BANK HOLDINGS CORPORATION

PROXY STATEMENT

2019 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of National Bank Holdings Corporation, a Delaware corporation (the “Company”, “NBHC”, “we”, “us” or “our”), to be used at our 2019 Annual Meeting of Shareholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting will be held at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, Colorado 80111, at 8:30 a.m. Mountain Time on Thursday, May 9,  2019.

In this proxy statement, we refer to our employees as “associates.” In this proxy statement, we also refer to the Notice of Annual Meeting of Shareholders, this proxy statement, our 2018 Annual Report to Shareholders and the accompanying proxy as our “Proxy Materials.”

Holders of record of shares of Class A common stock at the close of business on March 14, 2019 (the record date) are entitled to notice of, and to vote at, the Meeting. As of such date, there were 30,952,733 shares of Class A common stock outstanding and entitled to vote. In addition, as of such date, there were 108,144 shares of unvested restricted stock (Class A common stock) entitled to vote. Each share of our Class A common stock is entitled to one vote on all matters (in the case of Proposal 1, with respect to the election of each director).

Please read the Proxy Materials carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares. You have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other holder of record, please refer to your proxy card or the voting information provided by your bank, broker or other holder of record to see which voting options are available to you. Voting on the Internet, by telephone or by mail will not prevent you from attending or voting your shares at the Meeting. However, if you hold shares through a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

When you vote by proxy, your shares will be voted according to your instructions. If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls at the Meeting by submitting a later dated proxy or delivering a written notice of revocation to our Secretary, Zsolt K. Besskó, at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. If you hold shares through a bank, broker or other holder of record, you must contact the holder of record to revoke any prior voting instructions.

We pay the cost of soliciting proxies. Members of our Board and other associates may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors or other associates any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar nominees representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

Any shareholder entitled to vote at the Meeting may attend the Meeting. If you hold shares through a bank, broker or other holder of record and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Class A common stock as of the record date. Each shareholder who attends may be asked to present valid picture identification, such as a driver’s license or passport. Please note that the use of cell phones, tablets, recording and photographic equipment, computers and/or other similar devices is not permitted in the meeting room at the Meeting.

Our principal executive offices are located at 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111.

VOTE REQUIRED FOR APPROVAL

The presence, by proxy or in person, of the holders of a majority of the outstanding shares of our Class A common stock entitled to vote at the Meeting shall constitute a quorum. Withheld votes, abstentions and broker “non-votes” (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote on a particular matter) are counted as present for purposes of establishing a quorum. If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the New York Stock Exchange (“NYSE”) permit your broker to vote your shares on the ratification of the appointment of our independent registered certified public accounting firm (Proposal 2), even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker cannot vote your shares on the other proposals if you do not timely provide instructions for voting your shares.

For Proposal 1 (election of directors), the seven nominees for director receiving a plurality of the votes cast at the Meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Broker “non-votes” will have no effect on the voting results for this proposal.

Proposal 2 (ratification of the appointment of our independent registered certified public accounting firm) will be passed if a majority of the shares of our Class A common stock present at the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. No broker “non-votes” are expected to exist in connection with this proposal.

Proposal 3 (the advisory proposal on the compensation of our named executive officers) will be approved if a majority of the shares of our Class A common stock present at the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. Broker “non-votes” are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal. The advisory vote on executive compensation (Proposal 3) is non-binding, as provided by law. Our Board and our Compensation Committee, however, will review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in making a determination concerning the advisory vote on executive compensation.

Approval of any other business that may properly come before the Meeting will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon.

VOTING FOR REGISTERED AND BENEFICIAL SHAREHOLDERS

Registered and beneficial shareholders can vote their shares in the following ways:

By Internet: You may vote your shares over the internet by going to www.proxyvote.com. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder on the voting website.

By Telephone: Vote by telephone by calling 1-800-690-6903. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder.

By Mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

In Person: If you are a “record” shareholder of Class A common stock (that is, you hold Class A common stock in your own name in NBHC’s stock records maintained by our transfer agent), register upon your arrival at the Meeting, request a ballot and submit the ballot with your voting instructions at the Meeting.

Beneficial shareholders who wish to vote at the Meeting will need to obtain a proxy form from the institution that holds your shares and follow the voting instructions on such form.

Your voting instructions must be received by the proxy voting deadline which is Wednesday, May 8,  2019. The internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 8,  2019.

If you have any questions or require voting assistance, please contact us at IR@nationalbankholdings.com.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 14, 2019, information regarding the beneficial ownership of our Class A common stock by (i) each of our Chief Executive Officer (“CEO”), Chief Financial Officer (both current and former) and the three other highest paid executive officers for 2018 (those six executive officers are listed in the table captioned “Summary Compensation Table” elsewhere in this proxy statement and are collectively referred to as the “Named Executive Officers” or “NEOs”); (ii) each director; (iii) all current directors and executive officers as a group and (iv) each person known by us to own beneficially more than five percent of the shares of our Class A common stock (our only class of voting securities outstanding).

We have determined beneficial ownership in accordance with the rules of the Securities Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 31,060,877 shares, which number is comprised of 30,952,733 shares of Class A common stock outstanding and 108,144 shares of unvested restricted stock (which shares of restricted stock are entitled to voting rights), in each case as of March 14, 2019.

In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within sixty days of March 14, 2019. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Amount and nature of	Percent of
Name of beneficial owner	beneficial ownership	class
Named Executive Officers and Directors
G. Timothy Laney(1)	1,143,709	3.6%
Aldis Birkans(2)	42,529	*
Richard U. Newfield, Jr.(3)	202,640	*
Zsolt K. Besskó(4)	58,513	*
Brendan W. Zahl(5)	26,813	*
Brian F. Lilly	27,854	*
Ralph W. Clermont(6)	74,167	*
Robert E. Dean(7)	33,997	*
Fred J. Joseph(8)	10,830	*
Micho F. Spring(9)	48,447	*
Burney S. Warren, III(10)	31,533	*
Art Zeile(11)	6,321	*
All current executive officers and directors as a group (15 persons)	1,745,678	5.5%
5% Shareholders
BlackRock, Inc.(12) 55 East 52nd Street New York, NY 10055	3,978,893	12.8%
T. Rowe Price Associates, Inc.(13) 100 East Pratt Street Baltimore, MD 21202	2,833,032	9.1%
The Vanguard Group(14) 100 Vanguard Blvd. Malvern, PA 19355	2,714,259	8.7%
Dimensional Fund Advisors LP(15) 6300 Bee Cave Road Austin, TX 78746	2,163,785	7.0%

(1)

Includes 24,079 unvested restricted shares for which Mr. Laney has voting power and 689,894 shares issuable upon the exercise of options. Also includes 8,859 shares owned by the Timothy Laney 2012 Grantor Retained Annuity Trust.

(2)	Includes 3,909 unvested restricted shares for which Mr. Birkans has voting power and 35,661 shares issuable upon the exercise of options.
(3)	Includes 5,965 unvested restricted shares for which Mr. Newfield has voting power and 95,773 shares issuable upon the exercise of options.
(4)	Includes 6,040 unvested restricted shares for which Mr. Besskó has voting power and 26,963 shares issuable upon the exercise of options.
(5)	Includes 8,231 unvested restricted shares for which Mr. Zahl has voting power and 1,119 shares issuable upon the exercise of options.
(6)	Includes 1,485 unvested restricted shares for which Mr. Clermont has voting power. Also includes 21,211 shares owned by the Ralph W. Clermont Revocable Trust.
(7)	Includes 1,273 unvested restricted shares for which Mr. Dean has voting power and 8,750 shares issuable upon the exercise of options.
(8)	Includes 1,273 unvested restricted shares for which Mr. Joseph has voting power.
(9)	Includes 1,273 unvested restricted shares for which Ms. Spring has voting power and 19,333 shares issuable upon the exercise of options.
(10)	Includes 1,273 unvested restricted shares for which Mr. Warren has voting power. Also includes 9,584 shares owned by the Burney S. Warren Family Limited Partnership.

(11)	Includes 1,273 unvested restricted shares for which Mr. Zeile has voting power.
(12)

As reported on Schedule 13G filed with the SEC on January 31, 2019 by BlackRock, Inc. (“BlackRock”). BlackRock reported: (i) sole voting power with respect to 3,904,634 shares and sole dispositive power with respect to all shares beneficially owned; (ii) various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares; and (iii) no one person’s interest in the Company’s Class A common stock is more than five percent (5%) of the Company total outstanding Class A common stock.

(13)

As reported on Schedule 13G filed with the SEC on February 14, 2019 jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap Fund”). Price Associates reported sole voting power with respect to 852,278 shares and sole dispositive power with respect to all shares beneficially owned. Price Small-Cap Fund reported sole voting power with respect to 1,889,959 shares. Price Associates reported that it does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.

(14)

As reported on Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to 38,656 shares, sole dispositive power with respect to 2,672,870 shares, shared voting power with respect to 6,779 shares and shared dispositive power with respect to 41,389 shares.

(15)

As reported on Schedule 13G filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported sole voting power with respect to 2,042,071 shares and sole dispositive power with respect to all shares beneficially owned. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities that are owned by certain funds, and may be deemed to be the beneficial owner of the shares held by such funds. However, all securities reported in Dimensional’s Schedule 13G are owned by the funds, and Dimensional disclaims beneficial ownership of such securities.

PROPOSAL 1 - ELECTION OF DIRECTORS

Size of Board. We have set the size of the Board at seven members. The current members of the Board are G. Timothy Laney (Chairman), Ralph W. Clermont (independent Lead Director), Robert E. Dean, Fred J. Joseph, Micho F. Spring, Burney S. Warren, III and Art Zeile.

Nominees. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated the persons named below for reelection to the Board. With the exception of Mr. Laney, who serves as our Chairman, President and CEO, the Board has determined that each of these nominees is an independent director, as discussed further below under “Director Independence.”

Each of the directors elected at the Meeting will be elected for a one-year term which expires at the next annual meeting of shareholders and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

The Board recommends you vote FOR each of the nominees set forth below.

In the event that any nominee is no longer a candidate for director at the time of the Meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors if elected.

Ralph W. Clermont, Age 71

Mr. Clermont has served as a director for the Company since 2009 and as the Board’s independent Lead Director since May 2014. He also serves as Chair of the Board’s Audit & Risk Committee and as a member of NBH Bank’s board of directors. Mr. Clermont retired in 2008 as Managing Partner of the St. Louis office of KPMG LLP, and was formerly the partner in charge of KPMG’s Midwest financial services practice. Mr. Clermont joined the St. Louis office of KPMG in 1969 and was elected to partnership in 1977. Mr. Clermont spent over 39 years providing services to the banking industry and has had responsibility for the audits of numerous banking organizations. Subsequent to retiring,

Mr. Clermont has served as a consultant to various banking institutions on strategic planning, risk management and corporate governance matters. In October 2015, Mr. Clermont was appointed to the Board of Directors of Cass Information Systems, Inc., where he also serves on the Audit Committee and the Governance Committee. Mr. Clermont is a certified public accountant and a member of the American Institute of Certified Public Accountants and Missouri Society of Certified Public Accountants. Mr. Clermont was a member of the KPMG’s Assurance Services Committee and was chairman of KPMG’s Quality Improvement Audit Subcommittee. Mr. Clermont received a Bachelor of Science degree in accounting from Saint Louis University. Mr. Clermont’s qualifications to serve on our Board of Directors include his expertise in financial and accounting matters for complex financial organizations. As the independent Lead Director, Mr. Clermont is an ex officio member of all of our Board committees with full voting rights.

Robert E. Dean, Age 67

Mr. Dean has served as a director for the Company since 2009 and also serves as Chairman of the Nominating and Governance Committee. Mr. Dean is a private investor. From 2000 to 2003, Mr. Dean was with Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as a Senior Managing Director and member of the Board of Managers from 2001 to 2003. From 1976 to 2000, Mr. Dean practiced corporate, banking and securities law with Gibson, Dunn & Crutcher LLP. Mr. Dean co-chaired the firm’s banking practice and advised bank clients on numerous capital markets and merger and acquisition transactions (including FDIC-assisted transactions). Mr. Dean was Partner-in-Charge of the Orange County, California office from 1993 to 1996 and was a member of the law firm’s Executive Committee from 1996 to 1999. Mr. Dean holds a Bachelor of Arts degree from the University of California at Irvine and a Juris Doctor degree from the University of Minnesota Law School. Since November 2014, Mr. Dean has served as a member of the boards of directors of two related Cornerstone closed-end mutual funds (Strategic Value (CLM) and Total Return (CRF)) and as a member of each audit and nominating and governance committee thereof. Mr. Dean’s substantial experience in bank capital markets and merger and acquisition transactions, bank regulatory matters and public company corporate governance matters qualifies him to serve on our Board of Directors.

Fred J. Joseph, Age 66

Mr. Joseph has served as a director of the Company since 2014 and also serves as a member of NBH Bank’s board of directors. Mr. Joseph was a financial services regulator for 30 years, retiring at the end of 2013 as the Banking and Securities Commissioner for the State of Colorado, a dual role created in 2011. He was originally appointed as the Securities Commissioner in 1999. In that role, he oversaw the regulatory agency that licenses stockbrokers, brokerage firms and investment advisers in Colorado. In his role as the Banking Commissioner, he had regulatory oversight of state-chartered commercial banks, money transmitters and trust companies in Colorado. Mr. Joseph also served as the Acting Banking Commissioner for the State of Colorado from 2008 to 2010. From 1992 to 1999, he was the Deputy Securities Commissioner for the State of Colorado. In that position, he oversaw the examination functions as well as the administrative matters for the Colorado Division of Securities. Prior to that, he was the Deputy Commissioner of Financial Services in Colorado for eight years, where he was responsible for the examination and regulatory oversight of state-chartered savings and loan associations and credit unions in Colorado. Mr. Joseph is a past President of the North American Securities Administrators Association (“NASAA”), and also served as a director on NASAA’s Board for almost a decade. Mr. Joseph currently serves as a board member of the Colorado Board of Mortgage Loan Originators, being appointed to that position by the Colorado Governor in 2014, and reappointed in 2018. He also serves as a member of the Investor Issues Committee for the Financial Industry Regulatory Authority (FINRA). Mr. Joseph holds a Bachelor of Science degree in Business Administration from Colorado State University-Pueblo and an MBA in Finance and Accounting from Regis University in Denver. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.

G. Timothy Laney, Age 58

Mr. Laney has served as the Company’s President and Chief Executive Officer and as a director for the Company since 2010 and currently holds the same positions at NBH Bank. Mr. Laney was appointed as Chairman of the Company’s Board of Directors in 2014 and he also serves as the chairman of NBH Bank’s board of directors. Mr. Laney is the former Senior Executive Vice President and Head of Business Services at Regions Financial, one of the nation’s largest full-service banks. He joined Regions Financial in late 2007 to lead the transformation of the bank’s wholesale lines of business. Prior to his tenure at Regions Financial, Mr. Laney had a 24-year tenure with Bank of America, where he held senior management roles in small business, commercial banking, private banking, corporate marketing and change management. He also served as President of Bank of America, Florida, with more than 800 banking centers and $50 billion in total assets. He was also a member of Bank of America’s Management Operating Committee. Mr. Laney is active in community service and currently serves as a board member for the Colorado State Banking Board, the Colorado Bankers Association and Moffitt Cancer Center. Mr. Laney brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenures at Bank of America and Regions Financial.

Micho F. Spring, Age 69

Ms. Spring has served as a director for the Company since 2009 and also serves as a member of NBH Bank’s board of directors. Ms. Spring is Chair of the Global Corporate Practice at Weber Shandwick. Prior to joining Weber Shandwick, Ms. Spring was Chief Executive Officer of Boston Telecommunications Company. She served for four years as Deputy Mayor of Boston. She previously served as Chief of Staff to Boston Mayor Kevin H. White after four years of service in New York City government. Ms. Spring also served as a director of Citizens Bank of Massachusetts, one of the largest state-chartered banks in Massachusetts at the time of her service. Ms. Spring currently serves as Vice Chair of the Greater Boston Chamber of Commerce and is a member of the Corporation of Partners Healthcare, Inc. She also serves on numerous boards of civic organizations, including John F. Kennedy Library Foundation, Friends of Caritas Cubana and the Massachusetts Conference for Women. Ms. Spring attended Georgetown and Columbia Universities and received a Masters in Public Administration from Harvard’s Kennedy School of Government. Ms. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions make her a valuable member of our Board.

Burney S. Warren, III, Age 71

Mr. Warren has served as a director for the Company since 2009 and also serves as Chairman of the Compensation Committee. Mr. Warren has also served as an advisor to South State Corporation, a bank holding company based in South Carolina, since 2009. Prior to retirement in December 2007, Mr. Warren was Executive Vice President and Director of Mergers and Acquisitions for Branch Banking and Trust Company (“BB&T”), one of the largest commercial banks in the United States. Mr. Warren was responsible for the development, structure and negotiation of BB&T’s bank and non-bank acquisitions. During his tenure, he successfully completed the acquisition of over 50 banks and thrifts and numerous nonbank transactions, including capital markets, brokerage, fixed income and consumer finance. Prior to joining BB&T in 1990, Mr. Warren was President and Chief Executive Officer of First Federal Savings Bank, Greenville, N.C. Mr. Warren serves on the boards of the East Carolina University Foundation and East Carolina University Real Estate Foundation, and is the former chairman of the Real Estate Foundation. Mr. Warren received a Bachelor of Science degree in Business Administration from East Carolina University. Mr. Warren’s qualifications to serve on our Board of Directors include his extensive financial institutions experience, including identifying and integrating acquisitions for complex financial institutions.

Art Zeile, Age 55

Mr. Zeile has served as a director for the Company since 2016. Mr. Zeile is currently the CEO of DHI Group, Inc. (NYSE: DHX), a leading provider of data, insights and employment connections through its specialized services for technology professionals and other select online communities. Mr. Zeile previously served as the CEO of Deke Digital during 2017. Prior to joining Deke Digital, Mr. Zeile cofounded and served as the CEO of HOSTING, a pioneer in the cloud hosting space, from 2008 through 2016. Mr. Zeile’s extensive career experience also includes serving as CEO and co-founder of several technology companies. He began his career as an Officer in the U.S. Air Force. Mr. Zeile currently serves on the board of his own company, DHI Group, Inc, as well as Choozle. He was also previously a director for Intrado (NASDAQ: TRDO) from 2004 to 2006 and several other private companies. Mr. Zeile holds a Master of Public Policy from the JFK School of Government, Harvard University and a Bachelor of Science in Astronautical Engineering from the U.S. Air Force Academy. Mr. Zeile’s extensive experience in telecommunications, internet, datacenter and security technologies, with a particular focus on cybersecurity, qualifies him to serve on our Board of Directors.

GOVERNANCE

The Board is committed to sound and effective governance principles and practices. The Board has adopted Governance Guidelines to provide the framework for the governance of the Board and the Company. These guidelines set forth, among other matters, qualifications for Board membership, director independence standards, director responsibilities, information about the structure of the Board and its committees, director compensation, management succession and Board self-evaluation. Each director serves for a one-year term. We do not have a staggered or classified board.

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our associates, including our directors. Additionally, the Board has adopted a Supplemental Code of Ethics for CEO and Senior Financial Officers (together, with the Code of Business Conduct and Ethics, the “Codes of Ethics”). We expect all of our associates to adhere to the highest standards of ethics and business conduct with other associates, clients, shareholders, and the communities we serve and to comply with all laws, rules, and regulations that govern our business.

Shareholders and other interested persons may view our Governance Guidelines, our Codes of Ethics and other key information about our corporate governance on our website at www.nationalbankholdings.com.

Board and Committee Meetings; Annual Meeting Attendance

Directors are expected to attend all Board meetings and meetings of committees on which they serve.

The Board held six meetings during 2018. During 2018, each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. The Board and each standing committee regularly meet in executive session. During 2018, the Board met in executive sessions without the CEO and other members of management four times. During 2018, the independent Lead Director chaired each of the executive sessions of the Board, and the chairs of each committee chaired the executive sessions of the committees.

All directors are expected to attend each annual meeting of shareholders of the Company. In 2018, all directors attended the Company’s annual meeting of shareholders.

Committees of the Board

The Board has established three standing committees: Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the Nominating and Governance Committee.

The following table provides membership information for each of the Board’s standing committees as of the date of this proxy statement.

Audit and Risk Committee	Compensation Committee	Nominating and Governance Committee
Ralph W. Clermont, Chair	Burney S. Warren, III, Chair	Robert E. Dean, Chair
Robert E. Dean	Ralph W. Clermont	Ralph W. Clermont
Fred J. Joseph	Robert E. Dean	Fred J. Joseph
Micho F. Spring	Micho F. Spring	Art Zeile
Burney S. Warren, III
Art Zeile

With respect to each committee, the Board has adopted a charter that addresses its purpose, authority and responsibilities and contains other provisions relating to, among other matters, membership and meetings. In its discretion, each committee may form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its charter’s adequacy and reviews its performance, and also is responsible for overseeing risk related to the responsibilities described in its charter. Shareholders and other interested persons may view each committee’s charter on our website at www.nationalbankholdings.com.

Audit and Risk Committee

Purpose and Responsibilities. The Audit and Risk Committee is responsible for, among other things:

•

reviewing our financial statements and public filings that contain financial statements, significant accounting policy changes, material weaknesses and significant deficiencies, if any, and risk management issues;

•

serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

•

overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, including the review and evaluation of the lead audit partner;

•	discussing any disagreements between our management and the outside auditors regarding our financial reporting; and
•	preparing the Audit and Risk Committee Report for inclusion in our proxy statement for our annual meeting.

Membership and Meetings. Under its charter, the Audit and Risk Committee must have a minimum of three members. No Audit and Risk Committee member may serve on the audit committee of more than two other public companies. Each member of the Audit and Risk Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules, as discussed below under “Director Independence.” The Board has determined, in its business judgment, that each current member of the Audit and Risk Committee is financially literate as required by NYSE rules, and that Mr. Clermont, the committee’s chair, qualifies as an “audit committee financial expert” as defined by SEC regulations.

The Audit and Risk Committee meets as often as necessary to carry out its responsibilities but no less than quarterly. In 2018, the Audit and Risk Committee met four times.

Compensation Committee

Purpose and Responsibilities. The Compensation Committee is responsible for, among other things:

•	determining the compensation of our executive officers;
•	reviewing our executive compensation policies and plans;
•	oversight of the Company’s compensation practices generally;
•	administering and implementing our equity compensation plans;
•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting; and
•	overseeing the Company’s talent management and succession planning process, including succession planning for the position of CEO.

The Compensation Committee’s process and procedures for establishing compensation for our Named Executive Officers is discussed in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Membership and Meetings. Under its charter, the Compensation Committee must have a minimum of three members, two of which must meet the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and qualify as an “outside director” under Internal Revenue Code Section 162(m). All Compensation Committee members must be independent under NYSE rules. The Board has determined that each current Compensation Committee member meets these qualifications, as further discussed below under “Director Independence.” The Compensation Committee meets as often as necessary to carry out its responsibilities. In 2018, the Compensation Committee met four times.

Nominating and Governance Committee

Purpose and Responsibilities. The Nominating and Governance Committee is responsible for, among other things:

•	identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or reelection to our Board;
•	reviewing and making recommendations to our Board of Directors with respect to the compensation and benefits of directors;
•	reviewing and approving or ratifying all related-party transactions in accordance with the Company’s Related Person Transactions Policy;
•	assessing the performance of our Board of Directors and its committees; and
•	monitoring our governance policies, principles and practices.

Information about the Nominating and Governance Committee’s process and procedures for establishing director compensation appears below under the “Director Compensation” section.

Membership and Meetings. Under its charter, the Nominating and Governance Committee must have a minimum of three members, each of whom must be independent under NYSE rules. The Board has determined that each member meets this standard, as discussed below under “Director Independence.” The Nominating and Governance Committee meets as often as necessary to carry out its responsibilities. In 2018, the Nominating and Governance Committee met four times.

Director Independence

Our Governance Guidelines and committee charters require that a majority of the members of the Board of Directors and all members of the Audit and Risk Committee, the Compensation Committee and the Nominating and Governance Committee meet the criteria for independence required by the NYSE. Our Governance Guidelines require all members of the Audit and Risk Committee to meet the heightened independence requirements for audit committee members under the Exchange Act.

In February 2019, the Board, with the assistance of the Nominating and Governance Committee, undertook its annual review of director independence. In connection with this review, the Board evaluated banking, commercial, business, investment, legal, charitable, consulting, familial or other relationships with each director, and us and our affiliates. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the corporate governance standards of the NYSE, including applicable SEC rules, with the exception of G. Timothy Laney because of his employment as an executive of the Company.

Board Leadership Structure

The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our shareholders are served. The Company currently does not have a fixed policy with respect to whether the same person may serve as both the Chairman of the Board and the Chief Executive Officer. The Board believes that it is in the best interests of the Company for the Board, in consultation with the Nominating and Governance Committee, to make this determination from time to time. Pursuant to the Company’s Governance Guidelines, when the position of Chairman of the Board is not held by an independent director, the independent directors shall appoint an independent director to serve as the independent Lead Director.

In 2014, the Board elected G. Timothy Laney, President and Chief Executive Officer of the Company, to serve as Chairman of the Board and the independent directors appointed Ralph W. Clermont to serve as the independent Lead Director. The Board concluded, based upon the Company’s size and history and its years of experience with Mr. Laney as Chief Executive Officer and as a fellow director, that a combined Chairman/CEO role for Mr. Laney and an independent Lead Director with a strong role and defined authorities is the better corporate governance structure for the Company. The Board considered Mr. Laney’s strong leadership roles with the Company’s shareholders and other stakeholders and with ongoing strategic planning, among other factors, and Mr. Clermont’s demonstrated ability to work with the Company’s senior management and provide leadership on Board and committee issues. The Board has been very pleased with its five years of experience under this board leadership structure, which has enhanced Board communication and strategic planning.

The Board believes that the duties of the independent Lead Director under the Company’s Governance Guidelines and the Board’s practice of regular meetings of, and communications between, independent directors in executive session without management both are important parts of the Company’s corporate governance safeguards. Pursuant to the Company’s Governance Guidelines, the duties of the independent Lead Director include: (i) serving as a liaison, and facilitating communication, between the Chairman of the Board and the independent directors; (ii) organizing, convening and presiding over executive sessions of the independent directors; (iii) presiding at all meetings of the Board at which the Chairman of the Board is not present; (iv) approving meeting schedules and agendas proposed by the Chairman and Chief Executive Officer, and consulting with the Chairman and Chief Executive Officer regarding the information to be provided to the directors in conjunction with such meetings; (v) serving as an advisor to the Board committees, chairs of the Board committees and other directors; (vi) serving as a member ex officio of each of the Board’s standing committees, with full voting rights on each such committee; (vii) if requested by major shareholders, ensure that he or she is available for consultation and direct communication; (viii) call meetings of the Board if deemed advisable by the independent Lead Director; and (ix) such other duties and responsibilities as assigned from time-to-time by the independent directors. As part of his duties as independent Lead Director, Mr. Clermont speaks regularly with Mr. Laney and other executives throughout the year.

Our current board leadership structure supports the independence of the independent directors. The independent directors meet in executive session at each Board meeting and each of the standing committees is comprised solely of and led by independent directors. Our independent Lead Director presides at each executive session of the independent directors of the Board and the independent committee chairs preside over the executive sessions of their respective committees. Moreover, both the Chairman and the independent Lead Director serve as members of the board of directors of the Company’s wholly-owned subsidiary, NBH Bank (the “Bank Board”), which further contributes to the oversight of our business, management and policies.

The Board’s Role in Risk Oversight

Our Board of Directors oversees risk management throughout the Company. The Board accomplishes this primarily through its three standing committees, each of which is active in risk management.

The Audit and Risk Committee is responsible for oversight of the Company’s market, credit, liquidity, fraud, legal, compliance and other financial, operational (including cybersecurity) and reputational risks. The Audit and Risk Committee is further responsible for reviewing and approving guidelines, policies and processes for managing these risks. The Audit and Risk Committee monitors the Company’s risk exposure in all risk categories through regular reports prepared by members of management, including the Company’s Chief Risk Management Officer. The Audit and Risk Committee determines the risk appetite of the Company. Additionally, the Audit and Risk Committee meets with representatives from the Company’s internal audit function and the Company’s independent registered public accountant, including in executive sessions without management present.

The Compensation Committee oversees risks related to compensation, including risks that may arise from the Company’s incentive compensation practices. The Compensation Committee oversees and evaluates the design, administration and risk management of all of the Company’s material incentive compensation arrangements to ensure consistency with the safety and soundness of the Company and to appropriately balance risk and reward. The

Compensation Committee also oversees the annual compensation risk assessment to identify any compensation practices that may present an unacceptable level of risk to the Company.

The Nominating and Governance Committee oversees the Company’s governance program. This includes the Company’s Code of Ethics, Insider Trading Policy, disclosure policies, management of potential conflicts of interest, including related party transactions, and director independence.

Communications with Directors

Shareholders and other interested parties who wish to communicate with the Board, the independent directors as a group, or one or more individual directors may do so by contacting the Board’s Secretary by mail at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. Under our Governance Guidelines, the Secretary is responsible for referring such communication to the Board.

Director Nomination Process, Director Qualifications and Diversity

The Nominating and Governance Committee is responsible for recommending candidates for membership on our Board of Directors. The Nominating and Governance Committee is responsible for identifying and reviewing the qualifications and independence of Board candidates. While the Nominating and Governance Committee does not have a formal policy regarding diversity, pursuant to our Governance Guidelines, the Nominating and Governance Committee considers diversity in its assessment of potential nominees for Board membership. The amount of consideration given to diversity varies with the Nominating and Governance Committee’s determination of whether we would benefit from expanding the Board’s diversity in a particular area. We believe that the composition of our Board has consistently demonstrated diversity as defined by viewpoint, background and professional experience, which is further exemplified by the chart below:

Director Qualifications

	Clermont	Dean	Joseph	Laney	Spring	Warren	Zeile
Auditing experience or supervision of auditors	✓
Banking industry experience or knowledge	✓	✓	✓	✓	✓	✓
CEO or president of a private or public company				✓	✓	✓	✓
Community or governmental service	✓	✓	✓	✓	✓	✓	✓
Traditional diversity (gender, ethnicity, age)(1)				✓	✓		✓
Financial background or experience	✓	✓	✓	✓	✓	✓	✓
IT, cyber or telecommunications background						✓	✓
Legal or regulatory experience		✓	✓	✓
Marketing or sales background				✓	✓	✓	✓
Other public board experience	✓	✓					✓
(1)

With respect to this category, the Board considered that Ms. Spring is a female and Hispanic and the related perspective it brings to the Company. In addition, Messrs. Zeile’s and Laney’s age is younger relative to the age of the other members of the Board and therefore adds another perspective as well.

Director Selection Process. From the inception of the Board in 2009, the Board has sought directors with background and expertise relative to the priorities of the Company, as further exemplified by the chart above. With the appointment of Mr. Joseph in 2014, the Board expanded its depth in terms of industry experience and regulatory experience. Similarly, with the appointment of Art Zeile in 2016, the Board further solidified its expertise in technology and cybersecurity. Both appointments also contributed background and experience in our core markets and Mr. Zeile brought additional diversity to the Board in terms of his age relative to the other independent directors (Mr. Zeile was 52 at the time of appointment versus the ages of 63 to 68 for the other independent directors).

While the Board is not currently seeking candidates to increase the size of the Board or replace current independent directors, the Nominating and Governance Committee reviews available candidates from time to time. For future additions to the Board, the Committee expects to focus on female candidates located in the Company’s primary geographic areas who have experience in the FinTech industry.

Diversity and Inclusion at NBH Bank. From our independent directors to our front line associates, we believe diversity and inclusion are important elements in building and sustaining a successful organization and a positive, results-driven culture. In addition to our focus on diversity and inclusion with respect to our Company Board, we have extended that focus to our Bank Board, which is diverse in experience and both racial and gender diversity. For additional information regarding our Bank Board, please visit www.nationalbankholdings.com. It is also an important goal of the Company to have diverse management that is reflective of our community, clients and associate base. Finally, our commitment to diversity and inclusion is further evidenced by the Company-wide program we developed to tangibly foster equality and leadership development opportunities for our entire associate base. This extends to our involvement in civic and community organizations and activities that help us actively demonstrate advocacy for equality in the markets we serve.

Shareholder Nominations. Shareholders are welcome to recommend candidates for membership on the Board. The Nominating and Governance Committee, in accordance with its charter, will evaluate candidates in the same manner that it evaluates other potential nominees. Our Bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section “2020 Annual Meeting of Shareholders - Shareholder Proposals” elsewhere in this proxy statement. In order to make a nomination, a shareholder must be a shareholder at the time the Company gives notice of its annual meeting and at the time of the annual meeting, must be entitled to vote at the annual meeting, and must comply with the procedures of our Bylaws. The Bylaws require certain information regarding shareholders who wish to nominate candidates for Board membership. This includes (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (collectively, the “Nominating Party”), (ii) information regarding the shares owned by the Nominating Party, (iii) information regarding derivative and other instruments regarding the Company’s stock that the Nominating Party owns, (iv) contracts, arrangements, understandings or relationships the Nominating Party has entered into concerning the Company’s stock and (v) other information relating to the Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. For complete description of the requirements and procedures for shareholder nominations, please refer to our Bylaws.

Compensation Committee Interlocks and Insider Participation

During 2018, Messrs. Warren, Clermont, Dean and Ms. Spring served as members of our Compensation Committee. None of them has at any time been an officer or associate of the Company, and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

Compensation Principles. The Nominating and Governance Committee and the Board believe director compensation should be based upon the following principles:

•	to align director interests with those of our shareholders, Board compensation should be predominately (at least 50%) equity-based and reinforced by stock ownership requirements;
•	director compensation should be sufficient to attract and retain high caliber experienced directors and commensurate with the work required and responsibilities undertaken; and
•	to foster management solicitation of director input and minimize administrative burdens, directors should receive retainers and not individual meeting fees.

Compensation Review. Our director compensation structure and amounts were established in 2012 following our IPO and listing on the NYSE with the assistance of F.W. Cook & Co., Inc. (“F.W. Cook”), the independent compensation consultant that the Nominating and Governance Committee engages for director compensation matters. The Compensation Elements (including amounts) discussed below have not changed since that review, with the exception that the Audit and Risk Committee chair retainer was increased from $20,000 to $30,000 in 2014 to reflect the significant amount of work involved in chairing this combined committee. The independent Lead Director compensation was established in 2014 when the position was established.  The Nominating and Governance Committee again reviewed its compensation program with the assistance of F.W. Cook in 2016 and is in the process of conducting another review with F.W. Cook this year.

Compensation Elements. Each independent director receives an annual cash retainer of $60,000 for his or her service as a member of the Board of Directors, except that the independent Lead Director receives an additional $10,000 annual cash retainer. The chair of the Audit and Risk Committee receives an additional annual cash retainer of $30,000 and each of the chairs of the Compensation and Nominating and Governance Committees receives an additional annual cash retainer of $20,000. In addition, each independent director receives an annual grant of restricted stock with an aggregate grant date fair value of $90,000, except that the independent Lead Director receives an annual grant of restricted stock with an aggregate grant date fair value of $105,000. The grants are made on the date immediately following our Annual Meeting of Shareholders, with 50% of the shares vesting 180 days following such date and 50% of the shares vesting on the date immediately preceding our next Annual Meeting of Shareholders, in each case, subject to continued service. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We reimburse directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. We generally do not provide personal benefits (perquisites) to our directors. Our directors are eligible to participate in the Company’s Nonqualified Deferred Compensation Plan described in “Nonqualified Deferred Compensation Plan” below. No directors currently participate in the plan.

Stock Ownership Guidelines. We believe ownership of NBHC stock aligns the interests of directors with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board of Directors adopted stock ownership guidelines (the “Director Stock Ownership Guidelines”) for independent directors in 2012. Under the Director Stock Ownership Guidelines, our independent directors are required to beneficially own shares of NBHC stock worth four times their annual board cash retainer within five years (the “Director Minimum Ownership Threshold”). Independent directors who have not achieved the Director Minimum Ownership Threshold are required to retain 50% of the after-tax portion of vested stock awards. As of March 14, 2019, each independent director was in compliance with the Guidelines, with all at or above the Director Minimum Ownership Threshold, except for Mr. Zeile, who joined the Board in 2016.

Mr. Laney, as an associate of the Company, does not receive separate compensation for his service on the Board of Directors. Information on his compensation is included under the section “Executive Compensation” elsewhere in this proxy statement.

Compensation for our independent directors during 2018 was as follows:

2018 Director Compensation Table

	Fees earned or paid	Stock
	in cash	awards	Total
Name	($)	($)(1)(2)	($)
Ralph W. Clermont	100,000	105,000	205,000
Robert E. Dean	80,000	90,000	170,000
Fred J. Joseph	60,000	90,000	150,000
Micho F. Spring	60,000	90,000	150,000
Burney S. Warren, III	80,000	90,000	170,000
Art Zeile	60,000	90,000	150,000

(1)

Represents the aggregate grant date fair market value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), using the valuation assumptions described in Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2018.

(2)

As of December 31, 2018, our directors held the following unvested restricted stock and option awards: 1,485 shares of unvested restricted stock and 18,333 vested options, with respect to Mr. Clermont; 1,273 shares of unvested restricted stock and 17,500 vested options, with respect to Mr. Dean; 1,273 shares of unvested restricted stock, with respect to Mr. Joseph: 1,273 shares of unvested restricted stock and 19,333 vested options, with respect to Ms. Spring; 1,273 shares of unvested restricted stock and 19,233 vested options, with respect to Mr. Warren; and 1,273 shares of unvested restricted stock with respect to Mr. Zeile.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy and Procedures

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related persons and/or their respective affiliated entities. We refer to this policy as our “Related Person Transactions Policy.” The Related Person Transactions Policy is available on our website at www.nationalbankholdings.com.

“Related Persons” under this policy include our directors, director nominees, executive officers, persons who recently served as directors or executive officers, holders of more than 5% of any class of our voting securities and immediate family members of any of the foregoing persons. An “immediate family member” of a related person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of a related person and any person (other than a tenant or employee) sharing a household with a related person.

Under the Related Person Transactions Policy, no Related Person Transaction may be consummated or continued unless approved by the Nominating and Governance Committee.

A “Related Person Transaction” is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which the Company (or any of its subsidiaries) is, was or will be a participant and the amount involved exceeds $120,000, and in which the Related Person had, has or will have a direct or indirect material interest, other than:

•

employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if (i) at any time when the Company is subject to Sections 13 or 15(d) of the Exchange Act, the compensation is required to be reported in the Company’s annual proxy statement, and at any time when the Company is not subject to such Sections of the Exchange Act, the compensation is approved by the Compensation Committee of the Company or (ii) the executive officer is not an immediate family member as defined above and such compensation was approved, or recommended to the Board for approval, by the Compensation Committee;

•	compensation for serving as a director of the Company;

•	payments arising solely from the ownership of the Company's equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis;
•

indebtedness arising from ordinary-course transactions such as the purchases of goods and services at market prices, and indebtedness transactions with any person or entity that is a Related Person only because such person or entity owns more than 5% of any class of the Company’s voting securities;

•	transactions where the rates or charges are determined by competitive bids;
•	transactions where the rates or charges are fixed in conformity with law or governmental authority in connection with the provision of services as a common or contract carrier or public utility;
•	ordinary course transactions involving the provision of certain financial services (e.g., by a bank depository, transfer agent, registrar, trustee, etc.).

The Nominating and Governance Committee is responsible for approving, ratifying or disapproving of all Related Person Transactions. Company management is responsible for providing the Nominating and Governance Committee with all material information regarding Related Person Transactions and the interest of Related Persons in such transactions. The Nominating and Governance Committee shall only approve or ratify a Related Person Transaction if the committee determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. No member of the Nominating and Governance Committee shall participate in the review, consideration or approval of any Related Person Transaction with respect to which such member or any member of his or her immediate family is a Related Person.

In the event management determines it is impractical or undesirable to wait until the next meeting of the Nominating and Governance Committee to approve a Related Person Transaction, the Chair of the Nominating and Governance Committee may review and approve the Related Person Transaction, in accordance with the criteria set forth herein. The Chair of the Nominating and Governance Committee will report any such approval to the Nominating and Governance Committee at its next regularly scheduled meeting.

Ordinary Course Transactions

During 2017 and 2018, certain of the executive officers and directors of the Company or of NBH Bank, our wholly-owned bank subsidiary, and affiliates of such persons have, from time to time, engaged in banking transactions with NBH Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by NBH Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Risk Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2019, and the Audit and Risk Committee has determined that such appointment is in the best interest of the Company and its shareholders. KPMG’s tenure as the auditor of the financial statements of the Company began in 2010, which included auditing the 2009 financial statements. To help ensure the independence of our independent registered public accounting firm, the Audit and Risk Committee periodically considers the rotation of our independent registered public accounting firm and the advisability and potential impact of selecting a different independent registered public accounting firm. In determining whether to reappoint KPMG, the Audit and Risk Committee also periodically considers, among other things, the following: (1) experience auditing banks our size, (2) reasonableness of fees, (3) the quality of communications with the Audit and Risk Committee and management, and (4) review of the quality initiatives and steps KPMG is taking to improve the quality and efficiency of its audits.

Shareholders will vote at the Meeting to ratify such appointment. Representatives from KPMG are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2019 (Proposal 2).

KPMG Fees

We incurred the fees shown in the following table for professional services provided by KPMG for 2018 and 2017:

	2018	2017
Audit fees	$1,272,180	$1,026,962
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	41,067
Total	$1,272,180	$1,068,029

Audit Fees. Audit fees principally relate to the audit of our annual financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q and the audit of our internal control over financial reporting. In 2018, audit fees included fees related to the audit of the Peoples, Inc. acquisition.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. There were no audit-related fees in 2018 and 2017.

Tax Fees. Tax fees principally relate to the preparation of tax returns, compliance services, tax planning and consultation services. There were no tax fees paid to KPMG in 2018 and 2017.

All Other Fees. All other fees consist of fees for products and services other than the services reported above.

Audit and Risk Committee Pre-Approval Policies and Procedures

The Audit and Risk Committee selects and oversees our independent registered public accounting firm. The Audit and Risk Committee’s charter requires that the committee pre-approve all audit, audit-related, tax and other services performed by the independent registered public accounting firm, subject to de minimis exceptions for certain non-audit services, so long as such services are approved by the committee prior to the completion of the audit. In approving any non-audit services, the Audit and Risk Committee considers whether the provision of the services would impair the independent registered public accountant’s independence.

The Audit and Risk Committee may delegate pre-approval authority and responsibility to individuals or to designated subcommittees consisting of one or more members of the committee, provided that any such pre-approvals are presented to the committee at its next scheduled meeting. The Audit and Risk Committee has delegated such pre-approval authority to its Chair.

In 2018 and 2017, the Audit and Risk Committee pre-approved all of the audit and non-audit services provided by KPMG.

Audit and Risk Committee Report

The Audit and Risk Committee’s charter, a copy of which is available on our website www.nationalbankholdings.com, sets forth the Audit and Risk Committee’s purposes and responsibilities. The six members of the Audit and Risk Committee are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules and SEC regulations. The Board has determined, in its business judgment, that each member of the Audit and Risk Committee is financially literate as required by NYSE rules and that Mr. Clermont qualifies as an “audit committee financial expert” as defined by SEC regulations.

Management has primary responsibility for our consolidated financial statements, the overall reporting process, maintaining adequate internal control over financial reporting for us and, with the assistance of our internal auditors, assessing the effectiveness of our internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). This audit serves as a basis for the auditors’ opinion included in the annual report to shareholders addressing whether the financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles as of December 31, 2018. The Audit and Risk Committee’s responsibility is to monitor and oversee these processes.

The Audit and Risk Committee has reviewed and discussed our 2018 audited financial statements with management and KPMG. The Audit and Risk Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including matters relating to the conduct of the audit of our financial statements. KPMG has provided to the Audit and Risk Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit and Risk Committee concerning independence, and the Audit and Risk Committee has discussed with KPMG that firm’s independence from us. Based on this review and these discussions, the Audit and Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Members of the Audit and Risk Committee:

Ralph W. Clermont, Chair

Robert E. Dean

Fred J. Joseph

Micho F. Spring

Burney S. Warren, III

Art Zeile

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

Non-Binding Advisory Vote

The Company seeks your advisory vote on the following resolution to approve the compensation of our named executive officers:

“Resolved, that the shareholders of National Bank Holdings Corporation hereby approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Effect of Non-Binding Advisory Vote

This advisory vote is not binding on the Company. Our Board and our Compensation Committee do, however, review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in determining executive compensation.

Compensation Philosophy

The Company’s compensation philosophy is designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend these programs to be aligned with performance goals that motivate executives to achieve strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value. Our compensation philosophy is discussed in greater detail in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Recommendation

The Board encourages you to read both the “Letter to Shareholders from the Compensation Committee” section starting on page 22 and the “Compensation Discussion and Analysis” section starting on page 26. The Compensation Committee has made significant enhancements in strengthening the link between pay and performance to further link compensation to our overall compensation philosophy and explain the rationale for its pay decisions.  For these reasons, we strongly believe you should approve the compensation of our named executive officers.

The Board recommends that the shareholders vote FOR the proposal to approve the Advisory Vote on Executive Compensation (Say-on-Pay) (Proposal 3).

EXECUTIVE OFFICERS

The age, business experience and current position of each person who currently serves as an executive officer are as follows (Ms. Stevenson became an executive officer as of January 1, 2019):

National Bank Holdings Corporation Executives (the “HoldCo Executives”)

G. Timothy Laney, Age 58

Biographical information for Mr. Laney is provided in the section “Proposal 1 - Election of Directors” elsewhere in this proxy statement.

Aldis Birkans, Age 45

Mr. Birkans has served as the Company’s Chief Financial Officer since August 2018, as well as the Company’s Treasurer since 2011, and he currently holds the same positions at NBH Bank. He has also served as a member of NBH Bank’s board of directors since August 2018. Prior to joining the Company in 2011, Mr. Birkans was a Vice President, Assistant Treasurer of M&I Bank for five years, where he was responsible for capital management, investments, corporate liquidity and risk management related to the bank’s financial activities. In addition, Mr. Birkans worked at

Citigroup as a Senior Vice President, Corporate and Investment Bank Treasury. Mr. Birkans holds a Master of Business Administration from Southern Methodist University, where he also received his bachelor’s degree in economics and finance.

Richard U. Newfield, Jr., Age 57

Mr. Newfield has served as the Company’s Chief Risk Management Officer since 2011 and currently holds the same position at NBH Bank. He has also served as a member of NBH Bank’s board of directors since 2016. Mr. Newfield is the former Head of Business Services Credit at Regions Bank. He joined Regions in 2008 after a 23-year career at Bank of America. Mr. Newfield held various senior positions at Bank of America, including roles in risk management, credit, commercial banking, global bank debt and corporate marketing. He brings significant experience in development and implementation of business models and integration of businesses during mergers. In addition, Mr. Newfield has led credit process reengineering initiatives, including risk and credit policy design, and other corporate governance initiatives.

Zsolt K. Besskó, Age 49

Mr. Besskó has served as the Company’s Chief Administrative Officer & General Counsel since 2013 and as the Company’s Chief Human Resources Officer since 2017, and currently oversees our legal, compliance, BSA/AML, human resources, facilities, security/fraud and enterprise technology functions. He has also served as a member of NBH Bank’s board of directors since 2016 and currently serves as the Chief Administrative Officer & Chief Human Resources Officer of NBH Bank. Mr. Besskó brings significant experience in banking, corporate, regulatory, human resources, securities, mergers and acquisitions and corporate governance matters over the span of his 20-plus-year career. Prior to joining the Company, Mr. Besskó was a partner with the law firm of Stinson Leonard Street LLP and, prior to that, a shareholder of the law firm of Jones & Keller, P.C. Previously, he served as the Executive Vice President, General Counsel & Secretary of Guaranty Bancorp, a publicly traded bank holding company, where he oversaw the company’s legal and compliance departments. He began his legal career at Sullivan & Cromwell LLP in New York City. Mr. Besskó currently serves as a member of the Colorado Bankers Association Government Affairs Committee. He also is an Adjunct Professor for the University of Denver Sturm College of Law.

NBH Bank Executives (the “Bank Executives”)

Whitney A. Bartelli, Age 50

Ms. Bartelli has served as NBH Bank’s Chief Marketing Officer and has served as President of Bank Midwest, a division of NBH Bank, since 2015. She was previously the Director of Marketing since 2012. Ms. Bartelli has also served as a member of NBH Bank’s board of directors since 2017. In her roles, she leads community building initiatives, integrated brand strategy and marketing programs, and product development and client service initiatives. Ms. Bartelli has more than 25 years of experience in financial services with a core expertise in branding, marketing and communications. Prior to joining NBH Bank in 2012, Ms. Bartelli was Senior Vice President of Retail Brand Strategy and Management at Bank of America, where she led brand-building initiatives for the card, deposits, small business and home loans lines of business. Ms. Bartelli is involved in many organizations throughout the community, including the board of directors for the Kansas City Area Development Council, the board of directors for Hope House, and the board of directors for the Greater Kansas City Chamber of Commerce, where she serves as the immediate past chair for the Executive Women’s Leadership Council.

Christopher S. Randall, Age 52

Mr. Randall has served as NBH Bank’s Executive Vice President and Head of Commercial and Specialty Banking since 2015 and, prior to that, he was Senior Managing Director, Specialty Banking since 2013. He has also served as a member of NBH Bank’s board of directors since 2017. Mr. Randall has over 27 years of leadership experience building successful commercial banking and specialty finance and investing business, providing debt and equity capital to lower middle market business across the U.S. Prior to joining NBH Bank in 2013, Mr. Randall was the Director and Founder of CoBiz Structured Finance, based in Denver, Colorado, since 2011. Previously, he was an executive of the Marquette Financial Companies as Senior Managing Director, COO and Board Member of MFC Capital Funding, a Chicago, Illinois-based national specialty finance and investing business that was started in 2005. Mr. Randall is a Trustee of the University of Colorado Foundation, supporting all campuses of the University of Colorado System.

Patrick G. Sobers, Age 61

Mr. Sobers has served as NBH Bank’s Executive Vice President and Head of Business and Consumer Banking and as President of Community Banks of Colorado, a division of NBH Bank, since November 2016. He was previously the Executive Vice President and Head of Small Business and Consumer Banking for NBH Bank’s Community Banks of Colorado and Hillcrest divisions since 2012 and 2015, respectively. Mr. Sobers has also served as a member of NBH Bank’s board of directors since 2017. Mr. Sobers has over 30 years of experience in the financial services industry. Prior to joining NBH Bank in 2012, he held several leadership positions at Bank of America, including as the Southeast Region’s Consumer Banking Executive; as Customer Service and Solutions Executive; as Premier Banking and Investments Regional Executive for Florida and Georgia (now Merrill Lynch Wealth Management); and as Tampa Market President. Mr. Sobers has been very active in the communities where he has resided, serving on the boards of numerous civic and charitable organizations. He is currently a member of the Foundation Board of the Moffitt Cancer Center and he is the Treasurer for Third Way Center, as well as a member of its Board.

Ruth Stevenson, Age 69

Ms. Stevenson has served as NBH Bank’s Chief Client Executive and Deposit Operations Executive since the merger of Peoples, Inc. and the Company on January 1, 2018. She has also served as a member of NBH Bank’s board of directors since January 1, 2019. Prior to the merger,  Ms. Stevenson served in a number of roles with Peoples Bank over an 18-year period, including, most recently as President and Chief Operating Officer and as a member of its board of directors. Ms. Stevenson has worked in a variety of roles in financial services for more than 45 years, including President of a community bank, Director of Retail, Director of a mortgage division, Operations Manager for a mortgage division, and nearly every other capacity in banking and mortgage.

Brendan W. Zahl, Age 43

Mr. Zahl has served as NBH Bank’s Executive Vice President, Head of Residential Banking and Market President for the Colorado Springs Region since the merger of Peoples, Inc. and the Company on January 1, 2018. He has also served as a member of NBH Bank’s board of directors since such time. Prior to the merger, Mr. Zahl served as President and CEO of Peoples National Bank. Mr. Zahl began his banking career at FirstBank in Colorado Springs, CO. After a decade at FirstBank, he moved to Peoples National Bank in 2007 to take over Retail and Lending Management. He was promoted to President and CEO of Peoples National Bank in 2012. Mr. Zahl currently serves as Chairman of the Board of the Colorado Bankers Association, on the Board of Partners in Housing and on the FCA Southern Colorado Region Advisory Board. Mr. Zahl has held several board, advisory, and volunteer roles with many community organizations including Partners in Housing, Junior Achievement, United Way, Rotary International, and Habitat for Humanity. Mr. Zahl attended the University of Nebraska, where he was a member of two national championship football teams and graduated with honors with a Business Administration degree. He is also a graduate of the Graduate School of Banking, Madison Wisconsin.

EXECUTIVE COMPENSATION

LETTER TO SHAREHOLDERS

FROM THE COMPENSATION COMMITTEE

Fellow Shareholders,

Our Board and Compensation Committee continues to ensure that our executive compensation program is designed to pay for performance, while allowing the Company to attract and retain the talent that is essential to the successful execution of our long-term  strategy. The Board and the Compensation Committee believe in, and are committed to, providing clear and comprehensive disclosure to help you understand how (i) our compensation plans are structured, (ii) we assess performance and (iii) this performance leads to pay outcomes that are aligned with your best interests.

2018 Accomplishments

The Company achieved several significant accomplishments in 2018, including the following:

•

Achieved and exceeded the Company’s stated long-term financial performance goals of earnings per share of $2.00, return on average tangible assets of at least 1.00% and return on average tangible equity of 12-14%.

•

Record net income of $61.5 million, or $1.95 per diluted share, for 2018, compared to net income of $14.6 million, or $0.53 per diluted share for 2017. Adjusted net income was $67.8 million[1], or $2.16 per diluted share[1] for 2018 compared to net income of $35.0 million[1] or $1.26 per diluted share[1] for 2017.

•	The return on average tangible assets was a record 1.15%[1] for 2018, compared to 0.38%[1] for 2017 or 1.26%[1] and 0.82%[1], on an adjusted basis for 2018 and 2017 respectively.
•

The return on average tangible common equity was a record 11.60%[1] for 2018, compared to 3.61%[1] for 2017. On an adjusted basis, the return on average tangible common equity was 12.76%[1] for 2018, compared to 7.75%[1] for 2017.

•	Organic loan growth was 11.7%, driven by record loan originations of $1.2 billion.
•	Net charge-offs on originated and acquired loans was a very low two basis points.
•	A very low deposit beta of just 8%.

1Represents a Non-GAAP measure. Please refer to page 42 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for a reconciliation of these items.

From the end of 2017 to the end of 2018,  the Federal Reserve Bank increased interest rates five times representing an aggregate increase of 1.25%. As a result, banks faced competitive pressures to raise interest rates offered to their depositors, which elevates the cost of funds to banks (this increase is considered the “deposit beta”). In particular, banks with higher loan to deposit ratios were challenged with increasing or retaining deposits and therefore increased their deposit betas to manage their balance sheets. Shareholders found greater value in bank franchises with lower loan to deposit ratios and deposit betas. Moreover, banks with lower deposit betas were indicative of having deeper relationships with their client base and therefore were able to maintain stable, low cost deposits.

With a continuing focus on building full relationships with our clients, a further focus on operating accounts (typically non-interest bearing) for business clients, and ample liquidity, the Company successfully executed a thoughtful and proactive deposit pricing strategy in 2018. Through the execution of this strategy, the Company was able to expand its net interest margin from 3.41% in the fourth quarter of 2017 to 3.99% in the fourth quarter of 2018. Specifically, the Company maintained discipline in deposit pricing and held its deposit cost beta to just 8% during 2018. The Company’s disciplined relationship banking strategy enabled these outcomes, and allowed the Company to hold its deposit costs despite regional competitors offering some of the highest money market and time deposit rates in the United States. The expansion of the net interest margin was a key driver of record earnings in 2018 for the Company and would not have been achievable without the proactive and effective execution of this strategy.

On January 1, 2018, the Company closed the acquisition of Peoples, Inc. (“Peoples”), the bank holding company of Colorado-based Peoples National Bank and Kansas-based Peoples Bank. The acquisition strengthened the NBH franchise in the attractive and growing markets along the Colorado Front Range, the greater Kansas City region, including expanding our existing Overland Park, Kansas market and extending into the college town markets of Lawrence and Ottawa, Kansas, and expanded the NBH franchise into New Mexico. The transaction was valued at

$146.4 million, including $36.2 million of cash consideration, and at the date of acquisition added $875.4 million in assets, $542.7 million in loans held for investment and $729.9 million of low cost deposits. Peoples’ complementary, franchise-centric, retail mortgage platform added significant capabilities with over $1 billion in mortgage production and primarily serving NBH’s markets. The acquisition also added a solid core deposit base, expanding into New Mexico, with cost of deposits significantly below peers at 0.10%. All operating systems were converted during the first half of 2018.

Company History and Financial Considerations

Over the past eight years, the Company has transformed from a “start up”, initially acquiring multiple failed or troubled banks, into one collective banking operation with steadily increasing organic growth, prudent underwriting, meaningful market share, and continued opportunity for expansion. While the Company’s financial metrics have more recently been comparable to other financial institutions of our size, our five year historical financial performance is still not directly comparable to other mature financial institutions – e.g., profitability measures such as return on equity (ROE), return on assets (ROA), net interest margin, efficiency ratio and net income. As a result, the five-year lookback for these financial metrics continue to be distorted for the following reasons:

•

Until more recently, our balance sheet mix has been more heavily weighted toward cash and securities and 310-30 loans (versus originated and acquired loans) as well as acquired high-priced certificates of deposit during our building process as compared to most banks; and

•

Through the end of 2015, the accounting treatment associated with our FDIC-assisted acquisitions generated an FDIC indemnification asset receivable, the amortization of which created a disparity between GAAP earnings and cash earnings.

We believe that our financial results since 2016 more clearly reflect the progress we have made in creating a leading community bank franchise, delivering steadily increasing earnings per share and net income. The successful execution of our strategies has created exceptional shareholder value, generating a 37% total return since our last share repurchase (October 19, 2016), nearly five times that of the KBW Regional Bank Index return of 8% over the same period as demonstrated by the chart below.

# NBHC Total Shareholder Return[1,2] Since the Last Stock Repurchase Date

October 19, 2016 through December 31, 2018

90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
Q416
Q117
Q217
Q317
Q417
Q118
Q218
Q318
Q418
+37.4%
+13.6%
+7.8%
NBHC
Russell 2000 Index (RTY)
KBW Regional Banking Index (KRX)

1 Total Shareholder Return measured based on security and index market close prices and dividends re-invested into the same security or index.

2 Past results are not a guarantee of future performance.

CEO Compensation

Our CEO’s base salary has remained at the same level since 2014 at $750,000. Total compensation for the CEO for 2018 was $3.2 million, compared to $2.7 million in 2017 and $2.3 million in 2016. The increase in pay is attributable to the Company’s improved financial performance over these years, which has resulted in higher performance-based (variable pay). Given the successful execution of the strategic plan in 2018, specifically achieving and exceeding the Company’s stated long term financial goals of earnings per share, return on average tangible assets and return on average tangible equity, as well as the record financial results of the Company in 2018 and the successful integration of Peoples, the Compensation Committee and the Board awarded our CEO a total cash incentive payout of 150% of target, or $1,012,500, compared to $868,000 in 2017 and $482,000 in 2016. In addition, equity compensation for the CEO was $1,365,000 for equity awarded in 2018, and $1,050,000 for equity compensation awarded in 2017 and 2016, respectively.

Shareholder Engagement & 2018 Say-on-Pay

At our 2018 Annual Meeting of Shareholders, we received strong continued shareholder support of 98.2% in favor of our executive compensation. We believe the broad support reflects the Board’s and the Compensation Committee’s commitment to understanding the views of the Company’s shareholders and ensuring the alignment of executive pay with company performance.

Beginning in 2015, following our first Say-on-Pay vote, the Company began an extensive shareholder engagement process to further understand any concerns with the Company’s executive compensation program. Based on the engagement and feedback received, the Company made substantial changes to its executive program in 2016, the same program that is in place today. Since that time, we have continued to contact our investors on an annual basis and they have provided positive feedback on our program. This past year, we continued our annual shareholder engagement process and contacted shareholders representing approximately 65% of the shares outstanding; however, our shareholders did not express a specific need for a meeting or dialogue. We continue to pursue opportunities for engagement in the future.

Summary

The Board and the executive team remain committed to moving your company forward with one clear priority: delivering superior growth and performance for you, our shareholders. The Board and the Compensation Committee have the utmost confidence in the talent and determination of the executive team as we work to continue to execute on our long-term strategy and deliver value to our shareholders.

The Board and the Compensation Committee are also committed to ensuring the link between executive compensation and shareholder value creation is strong. As always, we will continue to evaluate our current compensation practices and monitor emerging best practices.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis (“CD&A”). Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

We thank you for taking the time to read our disclosure and encourage you to vote in favor of our approach to executive compensation.

Sincerely,

National Bank Holdings Corporation Compensation Committee

/s/ Burney S. Warren, III	/s/ Ralph W. Clermont
Burney S. Warren, III	Ralph W. Clermont
Chair

/s/ Robert E. Dean	/s/ Micho F. Spring
Robert E. Dean	Micho F. Spring

Compensation Discussion and Analysis

Introduction

In this section, which we refer to as the “CD&A”, we explain how we compensate the executive officers named in the “Summary Compensation Table” below (our “Named Executive Officers” or “NEOs”). Our NEOs for 2018 were:

•	G. Timothy Laney, Chairman, President and Chief Executive Officer
•	Aldis Birkans, Chief Financial Officer; Treasurer (effective August 11, 2018)
•	Richard U. Newfield, Jr., Chief Risk Management Officer
•	Zsolt K. Besskó, Chief Administrative Officer & General Counsel
•	Brendan W. Zahl, Executive Vice President, Head of Residential Banking
•	Brian F. Lilly, Chief Financial Officer; Chief of M&A and Strategy (through August 10, 2018)

Our approach to executive compensation is to pay for performance and to align compensation programs with effective risk management. We believe this approach to compensation will create sustainable shareholder value over the long term.

Philosophy, Objectives, Components and Highlights of Our Executive Compensation Program

Philosophy

We are at our best when we are providing our clients with banking advice and services that help them be successful. When we do this in accordance with our core values, it is a win-win for clients and the community. Because a key expectation of management is to build an effective organizational structure, it is particularly important that our executive compensation program be designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend this program to be aligned with performance goals that motivate executives to achieve our strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value.

Objectives

Our executive compensation philosophy is designed to meet five key objectives:

•	ensure that the goals and interests of management are closely aligned with those of the Company, our shareholders, our clients and the communities we serve;
•	balance compensation to reward both short-term results and the strategic decisions and actions required to build a sustainable enterprise and create long-term value;
•	motivate executives to deliver a high level of business performance and prudently achieve strategic goals within acceptable risk parameters;
•	pay compensation based on corporate and individual performance; and
•	attract and retain highly qualified executives through a balance of cash and equity compensation.

Compensation Components

The total compensation of our NEOs consists primarily of the following components:

Compensation Component	Purpose	Considerations
Base Salary: Cash	To provide a fixed amount of cash compensation reflective of level and scope of responsibility and competitive practice.	NEO salary levels are based on: • experience and education; • scope of responsibilities; • individual performance; and • competitiveness with salary ranges at other banking organizations.

Compensation Component	Purpose	Considerations
Annual Incentive Compensation: Cash Incentive Bonus	To motivate and reward our NEOs for meeting or exceeding corporate, business line and individual performance goals.

The annual cash incentive is 70% tied to quantitative financial metrics and 30% to qualitative metrics with respect to the HoldCo Executives. The annual cash incentive for Bank Executives is 85% quantitative and 15% qualitative.

Long-Term Incentive Compensation: Equity Awards	Equity compensation links performance with the interests of our shareholders, promotes a long-term focus, and acts as an effective retention tool for key talent.

50% of the equity award value granted for our annual grants is in the form of a long-term performance-based equity award that vests after a three-year performance period based on the achievement of financial metrics, 30% of the value is in the form of time-based restricted stock and 20% of the value is in the form of options, resulting in 70% of equity compensation being performance-based when stock options are considered.

Benefits & Perquisites	Benefits are designed to be generally competitive with other banking institutions.	NEOs receive substantially the same benefits offered to other eligible associates of the Company. We provide limited perquisites to our NEOs.

Change in Control and Severance Arrangements

Employment agreements or change of control agreements, which include severance benefits and certain change in control benefits, are intended to reinforce and encourage the continued attention and dedication of our NEOs.

Change in control and severance arrangements also are an effective tool in attracting and retaining talent. All of our outstanding equity awards currently contain a double-trigger acceleration of equity upon a change in control.

Compensation Best Practices

Best practices we have implemented with respect to our executive compensation program include the following:

•

Stock Ownership Guidelines. Our independent directors and the HoldCo Executives are subject to stock ownership guidelines that impose a holding requirement of 50% of the after-tax portion of vested and/or exercised awards until established ownership thresholds are met.

•

Anti-Hedging/Pledging Policy. Our Insider Trading Policy prohibits hedging or short sales involving Company securities and strongly discourages pledging Company securities. None of our directors or NEOs pledge Company securities.

•	Double-trigger Acceleration of Equity. All of our outstanding unvested equity awards contain a double-trigger acceleration of equity upon a change in control for future awards.
•	Limited Perquisites and Benefits. We provide limited perquisites to our NEOs and do not have a defined-benefit pension plan or SERP.
•	Independent Compensation Consultant. The Compensation Committee engages F.W. Cook as an independent compensation consultant for advice with respect to the Company’s executive compensation program.
•	Clawbacks. The HoldCo Executives’ employment agreements as well as the equity award agreements for all associates contain clawback provisions for financial misstatements and other misconduct.
•	Risk Assessment. The Compensation Committee oversees a risk assessment of our compensation program that is performed annually.
•

Pay for Performance. The Company targets total CEO compensation to be approximately 57% performance-based, inclusive of base salary, short-term cash incentive bonus and equity awards. Other NEOs’ compensation that is performance-based ranges from 50% to 60% of total compensation. Furthermore, NEOs are rewarded for attaining the financial performance measures that are aligned with the interests of shareholders.

•	Caps on Payouts. The maximum payouts under the annual cash incentive bonus and our long-term performance-based equity award are both capped at 150% of the target opportunity.
•	No Tax Gross Ups on Change in Control Payments. The Company does not provide for tax gross ups.
•	Prohibition on Repricing of Stock Options. Our equity plans prohibit the repricing of stock options.

Setting Compensation for our Named Executive Officers

Executive compensation is set by the Compensation Committee, in collaboration with the compensation consultant and management.

Role of Compensation Committee

The Compensation Committee determines executive compensation. The Compensation Committee, comprised entirely of independent directors, sets compensation policy and administers our executive compensation program. The Compensation Committee acts independently, but works closely with our Board of Directors and members of management. The Compensation Committee has responsibility for setting the components of the CEO’s compensation and uses the assistance of F.W. Cook, its independent compensation consultant, in determining executive compensation. The Chairman of our Compensation Committee takes an active role in meeting with F.W. Cook. Our CEO, with the assistance of F.W. Cook and our Chief Administrative Officer, develops initial recommendations for the other NEOs for the Compensation Committee’s consideration.

Role of Compensation Consultant

The Compensation Committee engages its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged F.W. Cook to advise and support the Compensation Committee on compensation decisions. At the direction of the Compensation Committee, F.W. Cook assists in collecting and analyzing market data on compensation and provides expert knowledge of competitive practices and trends as well as developments in regulatory and technical matters. F.W. Cook has no other relationships with the Company (other than advising the Nominating and Governance Committee on matters related to director compensation). As part of the engagement of F.W. Cook in 2018, the Compensation Committee considered the independence factors required under the NYSE corporate governance standards, including the applicable SEC rules, and determined that F.W. Cook was independent.

Role of Management

Our CEO and Chief Administrative Officer assist the Compensation Committee in managing our executive compensation program. Our CEO attends meetings and makes recommendations to the Compensation Committee on the compensation of other NEOs. Our CEO and Chief Administrative Officer assist the Compensation Committee in designing our programs. Our Chief Risk Management Officer advises the Compensation Committee on risk mitigation and assessment of compensation risk. None of our NEOs provides recommendations with respect to their own compensation.

Market Data Review

Market pay levels and practices, including those of a self-selected peer group, are one of many factors the Compensation Committee considers in making executive compensation decisions. Market information provides an external frame of reference on the range and reasonableness of compensation levels and practices, and is used as a data point in decision-making and not as a primary factor. Internal considerations, competitive factors and the Company’s evolution are other factors the Compensation Committee considers in setting executive compensation.

The peer group was reviewed in 2018 by F.W. Cook, with input from the Compensation Committee and management. The directive from the Compensation Committee over the past few years has been to target a peer group with a median asset size closer to $6 to $7 billion in order to better align with the Company’s current size and strategy (which focuses on attaining an asset size of $6 to $8 billion). The Company is currently $5.7 billion in total assets. After substantial review and consideration, the Compensation Committee approved the following peer group of 18 institutions (the “Compensation Peer Group”):

Ameris Bancorp	CVB Financial Corp.
Beneficial Bancorp, Inc.	Eagle Bancorp Inc.
Berkshire Hills Bancorp Inc.	Enterprise Financial Services
Boston Private Financial Holdings	Flushing Financial Corp.
Brookline Bancorp Inc.	Guaranty Bancorp
CoBiz Financial	Independent Bank Corp.
Columbia Banking System, Inc.	Independent Bank Group
Community Bank System Inc.	Pacific Premier Bancorp
ConnectOne Bancorp, Inc.	Townebank

The companies in the Compensation Peer Group have a median asset size of $6.8 billion (as of June 30, 2018), ranging from approximately $3 billion to $9.5 billion. In addition to asset size, other factors considered in selecting peers included geography, complexity of the organization and similarity of business lines and services and products offered to those of the Company. We believe the peers selected are a diverse group of financial institutions that provide the necessary breadth to be meaningful in evaluating NEO compensation. The Compensation Peer Group is reviewed annually and may be changed to reflect M&A activity and other items deemed relevant by the Compensation Committee.

F.W. Cook summarized and provided the Compensation Committee with market data relating to base salaries, short-term cash bonuses, long-term equity awards, and total compensation for each of the top five officers at these peer companies, using the data provided in the peer company’s latest available proxy statement. The Compensation Committee considered this information, together with other factors discussed in this CD&A, in determining NEO compensation.

Executive Compensation Framework

The Compensation Committee targets approximately 57% of the CEO’s total compensation to be performance based, as reflected below.  The CEO’s actual total compensation for 2018 was 62% performance based.

Target CEO Pay Mix
Performance Stock Units 21%
Base Salary 30%
Options 9%
Restricted Stock 13%
Incentive Cash Bonus 27%
57% Performance Based

The Compensation Committee made the following determinations with respect to each of the compensation components further described below.

Base Salary

In 2018, the Compensation Committee determined that base salaries for our NEOs should remain unchanged (the HoldCo Executives’ base salaries have remained the same since 2014), with exception of Mr. Birkans, whose salary increased in connection with his promotion to Chief Financial Officer. The decision to leave the salaries of the other NEOs unchanged was based upon a variety of factors, including the Company’s focus on prudent expense management, the Compensation Committee’s annual review of peer and market data provided by F.W. Cook and the desire to maintain an emphasis on variable, performance-based compensation.

In February 2019, the Compensation Committee determined that base salaries for all of our NEOs should remain unchanged for 2019 for similar reasons, with the exception of Mr. Newfield, whose salary was increased from $325,000 to $375,000. In 2018, under Mr. Newfield’s leadership, the Company continued to enhance its Enterprise Risk Management policies, processes and practices and has developed a diverse and granular loan portfolio, which the Board believes will lead to value creation over time. Mr. Newfield has also consistently engaged at both the strategic and tactical level to ensure our Enterprise Risk Management goals are being realized.

Annual Cash Incentive Compensation

2018 Executive Short-Term Cash Incentive Program Design

The Compensation Committee awards cash incentive compensation pursuant to the terms of the 2018 Executive Short-Term Cash Incentive Program (the “2018 STIP”), which was established pursuant to the 2014 Omnibus Incentive Plan. Under the 2018 STIP, the maximum payout is at 150% of the target opportunity, with the following payout opportunity structure:

Named executive officer	Base salary	Threshold as % of target	Threshold payout	Target as % of salary	Target payout	Maximum as % of target	Maximum payout
G. Timothy Laney	$ 750,000	50%	$ 337,500	90%	$ 675,000	150%	$ 1,012,500
Aldis Birkans*	$ 300,000	50%	$ 75,000	50%	$ 150,000	150%	$ 225,000
Richard U. Newfield, Jr.**	$ 325,000	50%	$ 105,625	65%	$ 211,250	150%	$ 316,875
Zsolt K. Besskó	$ 315,000	50%	$ 94,500	60%	$ 189,000	150%	$ 283,500
Brendan W. Zahl	$ 275,000	50%	$ 61,875	45%	$ 123,750	150%	$ 185,625
Brian F. Lilly***	$ 228,125	50%	$ 85,547	75%	$ 171,094	150%	$ 256,641

*Mr. Birkans’ salary increased to $300,000 effective with his promotion and appointment to Chief Financial Officer in 2018. The Compensation Committee considered this increased salary for payout purposes under the 2018 STIP. Mr. Birkans’ target will increase from 50% to 65% beginning in 2019.

**The Compensation Committee increased Mr. Newfield’s target percentage from 60% to 65% for purposes of the 2018 STIP and for future years.

***Mr. Lilly’s salary is pro-rated to reflect his eligibility for the 2018 STIP during the time he served as Chief Financial Officer (through August 10, 2018).

In its establishment of the 2018 STIP, the Compensation Committee determined that payouts should be based on the attainment of quantitative financial metrics as well as a qualitative assessment of certain objectives and individual performance. The Compensation Committee determined that with respect to the HoldCo Executives, 70% of the total cash incentive bonus should be based on the attainment of specific quantitative financial metrics as interpolated for performance between threshold, target and maximum levels of performance. With respect to Mr. Zahl, the Compensation Committee determined that 35% of the total cash incentive bonus should be based upon the attainment of the specific quantitative financial metrics applicable to the HoldCo Executives, and that 50% should be based upon the performance of the Residential Banking Group, which he leads. There is no payout with respect to a given metric if the threshold level of performance is not achieved. The financial metrics and relative targets established are a reflection of what the Compensation Committee deemed important in the beginning of 2018 to align the NEOs’ performance with the achievement of the Company’s strategic goals for 2018 as well as key long-term financial targets.

In addition, with respect to the HoldCo Executives, the Compensation Committee determined that the remaining 30% of the 2018 cash incentive bonus should be based on a qualitative assessment, with 15% of the cash incentive bonus based on Enterprise Risk Management and the remaining 15% based upon an individual assessment of the HoldCo Executive, as further described below. With respect to Mr. Zahl, the Compensation Committee determined that the remaining 15%

of the 2018 cash incentive bonus should be based on a qualitative assessment, with 7.5% of the cash incentive bonus based on Enterprise Risk Management and the remaining 7.5% based upon an individual assessment of Mr. Zahl, as further described below.

In establishing the performance metrics for the 2018 STIP, the Compensation Committee focused on the financial metrics that play the most significant role in driving the Company to meet its corporate objectives. Every year, the Company undertakes a rigorous planning process geared around establishing targets for performance that will enhance the Company’s franchise value and return for shareholders. Specifically in 2018, Core Net Income was deemed important by the committee and given more weight due to its importance to operating performance and long-term shareholder value. In addition, Loan Growth and Transaction Deposit Growth are both important metrics in executing the Company’s growth strategy. The committee also believes that the Non-Performing Assets Ratio and specific Enterprise Risk Management criteria are both important given the emphasis on asset quality and prudent risk management. Finally, as a Bank Executive, the committee believes it is important to align Mr. Zahl’s compensation with the financial performance of the group that he oversees and leads. In setting the target level of performance for each of the financial metrics, the committee considered the Company’s annual profit plan that is developed through the aforementioned planning process, strategic objectives for the Company and historical peer performance with respect to each metric.

Review of 2018 STIP Performance Metrics Results by the Compensation Committee

As part of its role in overseeing and approving NEO compensation, the Compensation Committee reviewed and evaluated the actual achievement levels with respect to each performance metric under the 2018 STIP.

The following is a summary of the specific performance metrics established by the Compensation Committee for 2018 (as further described above), including the actual results for each metric with respect to Messrs. Laney, Birkans, Newfield, Besskó and Lilly:

Performance Metrics	Weighting	Threshold	Target	Maximum	Actual	% Achieved
Core Net Income ($ in thousands)(1)	20%	$46,740	$54,988	$57,737	$66,262	30%
Loan Growth(2)	15%	5.0%	10.0%	12.5%	11.7%	20%
Transaction Deposit Growth(3)	15%	3.15%	4.50%	5.85%	(1.2)%	0%
Asset Quality (Non-Performing Assets Ratio)(4)	20%	1.05%	0.90%	0.75%	0.87%	22%
Enterprise Risk Management(5)	15%	80%	100%	120%	120%	23%
Qualitative – Individual(6)	15%	80%	100%	120%	*	15%-23%
STIP Payout as a Percentage of Target		50%	100%	150%	SUB TOTAL:	110%-117%

With respect to Mr. Zahl, 50% of his cash incentive bonus was dependent upon the achievement of the above-listed factors with the remaining 50% of his cash incentive bonus based upon the performance of the Residential Banking Group. The following is a summary of the specific performance metrics established by the Compensation Committee for 2018, including the actual results for each metric with respect to Mr. Zahl:

0
Performance Metrics	Weighting	Threshold	Target	Maximum	Actual	% Achieved
Core Net Income ($ in thousands)(1)	10%	$46,740	$54,988	$57,737	$66,262	15%
Loan Growth(2)	7.5%	5.0%	10.0%	12.5%	11.7%	10%
Transaction Deposit Growth(3)	7.5%	3.15%	4.50%	5.85%	(1.2)%	0%
Asset Quality (Non-Performing Assets Ratio)(4)	10%	1.05%	0.90%	0.75%	0.87%	11%
Enterprise Risk Management(5)	7.5%	80%	100%	120%	120%	11%
Division Contribution	50%	85%	100%	115%	63%	0%
Qualitative - Individual(6)	7.5%	80%	100%	120%	100%	8%
STIP Payout as a Percentage of Target		50%	100%	150%	TOTAL:	55%

Metric Definitions:

(1)

Core Net Income is defined as net income under GAAP, excluding the one-time expenses related to mergers and acquisitions, material securities gains and losses, and other extraordinary items that the Compensation Committee deems are not a core indicator of Company operations. In assessing Core Net Income for purposes of the 2018 STIP and in accordance with the discretion afforded to the Compensation Committee under the terms of the plan, the committee adjusted net income as reported on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 to exclude one-time costs associated with the acquisition of Peoples as well as benefits from stock compensation accounting changes, each as described in the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Form 10-K.

(2)

Non ASC 310-30 (Originated and Acquired) Loan Growth is measured as the growth between ending loan balances at December 31, 2017 and ending loan balances at December 31, 2018, in each case loan balances shall exclude ASC 310-30 loans. For purposes of December 31, 2017, the day 1 loan balances resulting from the Peoples acquisition were included.

(3)

Transaction Deposit Growth is measured as the growth between average transaction deposits (total deposits less time deposits) for the 4th quarter ended December 31, 2017 and the average transaction deposits for the 4th quarter ended December 31, 2018. The average transaction deposit calculation for the 4th quarter ended December 31, 2017 includes the transaction deposits for Peoples as of December 31, 2017.

(4)	Non-Performing Assets Ratio is the ratio of non-performing assets (excluding ASC 310-30 loans) to originated and acquired (non ASC 310-30) loans and other real estate owned (OREO).

(5)

Enterprise Risk Management factors include prudent management of enterprise risk, which includes, but is not limited to, credit and underwriting risk, financial accounting and related controls risk, legal risk, compliance and BSA/AML risk, operational and transaction risk, interest rate risk and reputation risk. In addition, quality of regulatory relationships is considered.

(6)

Qualitative - Individual factors include execution of strategic goals and objectives, building and fostering a values-based culture/organization, adherence to Company’s core values, and individual contributions to the Company’s performance.*

* The individual performance results for each Named Executive are discussed below.

Enterprise Risk Management.  With respect to this qualitative metric, the Compensation Committee considered several factors including: the Company’s regulatory examination results as well as its strong regulatory relationships, the Company’s excellent credit management results, including a record low level of net charge offs for the year (two basis points), the Company’s continued review and improvement of fraud, operational and cyber/information security controls and the success of the integration of Peoples. These considerations resulted in the achievement of this performance component at 120% of the target level, or at maximum.

Qualitative Individual. For this component, the Compensation Committee considered each NEO’s individual performance as follows:

•

G. Timothy Laney (120% - maximum payout): With respect to Mr. Laney, the Compensation Committee considered Mr. Laney’s contributions to the successful execution of the strategic plan in 2018, specifically achieving and exceeding the Company’s stated long-term financial goals of earnings per share, return on average tangible assets and return on average tangible equity, as well as Mr. Laney’s contributions to the record financial results of the Company in 2018 and the successful integration of Peoples. The consideration of these factors resulted in the achievement of the individual performance component at 120% of the target level payout.

•

Aldis Birkans (120% - maximum payout): With respect to Mr. Birkans, the Compensation Committee considered Mr. Birkans’ successful assimilation to his new Chief Financial Officer role, his contributions to the overall financial results and accomplishments of the Company, including the successful integration of Peoples, as well as Mr. Laney’s recommendation and evaluation of Mr. Birkans’ performance. The consideration of these factors resulted in the achievement of the individual performance component at 120% of the target level payout.

•

Richard U. Newfield, Jr. (120% - maximum payout): With respect to Mr. Newfield, the Compensation Committee considered Mr. Newfield’s contributions to the overall financial results and accomplishments of the Company, including the successful integration of Peoples, as well as Mr. Laney’s recommendation and evaluation of Mr. Newfield’s performance, which included the impact that Mr. Newfield had on Enterprise Risk Management and the loan portfolio at both the strategic and tactical level. The consideration of these factors resulted in the achievement of the individual performance component at 120% of the target level payout.

•

Zsolt K. Besskó (120% - maximum payout): With respect to Mr. Besskó, the Compensation Committee considered Mr. Besskó’s contributions to the overall financial results and accomplishments of the Company, including the successful integration of Peoples, particularly with respect to the involvement of his areas of oversight (human resources, technology, facilities and compliance), as well as Mr. Laney’s recommendation and evaluation of Mr. Besskó’s performance. The consideration of these factors resulted in the achievement of the individual performance component at 120% of the target level payout.

•

Brendan Zahl (100% - target payout): With respect to Mr. Zahl, the Compensation Committee considered Mr. Zahl’s development of the Residential Banking Group within NBH Bank as well as his contributions to the successful integration of Peoples, as well as Mr. Laney’s recommendation and evaluation of Mr. Zahl’s performance. The consideration of these factors resulted in the achievement of the individual performance component at 100% of the target level, or the target level payout.

•

Brian F. Lilly (100% - target payout): With respect to Mr. Lilly, the Compensation Committee considered Mr. Lilly’s contributions to the overall financial results and accomplishments of the Company during his tenure as Chief Financial Officer, including the successful integration of Peoples, as well as Mr. Laney’s recommendation and evaluation of Mr. Lilly’s performance. The consideration of these factors resulted in the achievement of the individual performance component at 100% of the target level, or the target level payout.

Discretionary Component

Laney, Birkans, Newfield and Besskó Discretionary Bonus. In evaluating the overall annual cash incentive bonus for 2018, the Compensation Committee acknowledged the significant accomplishments in 2018 through the leadership of Messrs. Laney, Birkans, Newfield and Besskó. In light of these accomplishments, the committee believed the appropriate measure was to exercise discretion and award a bonus in the amount of 33% of target to each of Messrs. Laney, Birkans, Newfield and Besskó, resulting in a total cash incentive payout of 150% of target for each of these NEOs. In awarding this discretionary bonus, the committee considered the following factors:

•

Best overall results for the Company since inception. The Company’s record earnings per share of $1.95 (or $2.16 on an adjusted non-GAAP basis)[1] for the year ended December 31, 2018 exceeded expectations. In addition, the Company’s stock outperformed the KRX regional banking index by 14.1% in 2018. The Company also achieved a record return on average tangible assets and return on tangible common equity on both a GAAP and non-GAAP basis. Not only did these financial results represent a record in 2018 for the Company, but the Company also achieved and exceeded the Company’s stated long-term financial performance goals of earnings per share of $2.00, return on average tangible assets of at least 1.00% and return on average tangible equity of 12-14%.

[1]Represents a Non-GAAP measure. Refer to page 42 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for a reconciliation of these items.

•

Continued Perseverance and Execution of Relationship Banking and Deposit Strategy. The multi-year strategy built from the inception of the Company through the investment in NBH Bank’s treasury management solutions for commercial and business banking clients, as well as repositioning the consumer client base from the legacy bank single-service centered time deposit clients to full relationship clients, allowed the Company to implement a very disciplined deposit strategy in 2018. The proactive, disciplined focus on deposit pricing and relationship banking resulted in NBH Bank delivering a 3.99% net interest margin for the fourth quarter of 2018 and an 8% deposit beta despite extremely competitive pricing on loans and deposits. The resulting increased profitability translated into increased value for our shareholders in the form of higher earnings per share and, therefore, better stock price performance relative to peers as well as the ability to pay a higher dividend to shareholders earlier than planned. The expansion of the net interest margin was a key driver of record earnings in 2018 for the Company and would not have been achievable without the proactive and effective execution of this strategy. In addition, the expanded net interest margin of 3.99% in the fourth quarter is expected to further contribute to franchise value in 2019. As a result of the benefits achieved through the execution of this strategy, the Compensation Committee recognized and acknowledged the value delivered by management despite not achieving the Transaction Deposit Growth metric goal under the 2018 STIP – which could have otherwise had the unintended consequence of incentivizing the management team to increase the Company’s deposit beta at the detriment of greater profitability and sustained franchise value.

•

Seamless Peoples Integration and Strong Expense Management. The Company delivered a seamless Peoples integration, including converting two banks and operating systems over a two-day weekend without incident, and a strong retention of Peoples associates and clients. In addition, the Company achieved and exceeded all planned Peoples cost saves, delivering $1.2 million, or 9.5%, less in one-time Peoples acquisition costs than originally expected.

•

Excellent Credit Management. The Company demonstrated very strong credit management, as noted by improved metrics across the board, asset quality ratings, two basis points of net charge-offs, and very solid stress test results. The Company also achieved the best credit results since its inception.

•	Record Loan Production. The Company achieved an important milestone, ending the year with more than

$4 billion in originated and acquired loans, while originating a record $1.2 billion in loans.

•

Development of Residential Banking. The Company strategically established clear lines of responsibilities between its Business & Consumer Banking and Residential Banking groups as well as improved its reporting capabilities, which led to a more holistic view, and set expectations, of overall profitability of the Residential Banking Group.

Zahl Discretionary Bonus. With respect to Mr. Zahl, the Compensation Committee noted Mr. Zahl’s development of the Residential Banking Group within NBH Bank as well as his significant contribution of time and effort in connection with the integration of Peoples into NBH Bank, including the retention of Peoples associates. As a result of his efforts, the Compensation Committee awarded an additional discretionary bonus in the amount of 11% of target to Mr. Zahl, resulting in a total payout of 65% of target.

Final Cash Incentive Payouts for 2018

Based on the Compensation Committee’s analysis of the achievement of the quantitative financial metrics and the qualitative assessments, including the discretionary component described above, the committee awarded the following cash incentive bonus payments with respect to each of the NEOs:

Named executive officer	Total cash incentive bonus payment for 2018	Cash incentive bonus payment as a percentage of target
G. Timothy Laney	$1,012,500	150%
Aldis Birkans	$225,000	150%
Richard U. Newfield, Jr.	$317,000	150%
Zsolt K. Besskó	$283,500	150%
Brendan Zahl	$81,000	65%
Brian F. Lilly	$187,500	110%

2019 Executive Short-Term Cash Incentive Program

In establishing the metrics for the 2019 Executive Short-Term Incentive Program for the HoldCo Executives, the Compensation Committee again took into consideration the value and impact on metrics that create the most alignment with shareholders and contribution to the Company’s franchise value. In evaluating the existing metrics under the program, the Compensation Committee increased its relative weighting on the Core Net Income metric relative to the other metrics. The committee believes all of the 2018 metrics remain important, except that Total Deposit Growth is now considered a better measure of the Company’s success than Transaction Deposit Growth. With respect to the Bank Executives, the Compensation Committee decreased the relative weighting on Core Net Income and Asset Quality given that the Division Contribution metric incorporates both of these aspects. In addition, the Compensation Committee increased the weighting on Loan Growth and Total Deposit Growth. By changing the relative weighting and emphasis on these metrics, the Compensation Committee believes that these metrics properly incentivize management to meet the Company’s strategic objectives.

Equity Compensation

2018 Long-Term Equity Awards

The equity awards granted in 2018 took the following forms:

1.	Three-Year Performance Stock Unit Awards (PSUs)
2.	Option Awards (which we consider to be performance-based)
3.	Restricted Stock Awards

These specific types of awards are further explained below. The Compensation Committee approved the following equity award amounts granted to the NEOs in 2018:

Named executive officer	Total equity award value as a percentage of salary	Equity award value	Approximate value of PSUs	Approximate value of restricted stock	Approximate value of options
G. Timothy Laney	182%	$1,365,000	50%	30%	20%
Aldis Birkans (1)	69%	$175,000	26%	55%	19%
Richard U. Newfield, Jr.	101%	$329,250	50%	30%	20%
Zsolt K. Besskó	110%	$348,000	50%	30%	20%
Brendan W. Zahl(2)	154%	$423,750	15%	65%	20%
Brian F. Lilly(3)	156%	$585,000	50%	30%	20%

(1)

Mr. Birkans received an annual grant equal to $90,000 on March 1, 2018, which consisted of performance stock units, restricted stock and options. In connection with his appointment to Chief Financial Officer, Mr. Birkans received an equity grant equal to $85,000 on May 2, 2018, which consisted of restricted stock and options. The equity award value as a percentage of salary is based upon Mr. Birkans’ salary earned during 2018.

(2)

In connection with his new role as EVP, Head of Residential Banking of NBH Bank, Mr. Zahl received an equity grant equal to $300,000 on February 21, 2018, which consisted of restricted stock units and options. Mr. Zahl also received an annual grant equal to $123,750 on March 1, 2018, which consisted of performance stock units, restricted stock and options.

(3)	For Mr. Lilly, the equity award value as a percentage of salary is based upon his salary of $375,000, which was his salary at the time of grant.

With these awards granted in 2018, in addition to the other outstanding awards described in the table “Outstanding Equity Awards at 2018 Fiscal Year-End,” a significant portion of equity awards remain outstanding in the form of performance-based awards (including stock options). In particular, 97% of the CEO’s outstanding equity awards at the end of 2018 were performance-based.

Three-Year Performance Stock Unit Award

In 2018, the Compensation Committee continued with a long-term performance stock unit award (“PSU Award”) with vesting that is based on the Company’s achievement of two metrics (one financial and one market-based) over a three-year performance period (January 1, 2018 through December 31, 2020). The PSU Award will vest on March 1, 2021 and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target, and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid on any earned performance stock units on the vesting date. The two financial metrics and respective weightings for the PSU Award are as follows:

Performance Metric	Award Value Weighting	Threshold	Target	Maximum
Cumulative Earnings Per Share (EPS) (1)	60%	$4.98	$5.86	$6.15
3-year Relative Total Shareholder Return (TSR) (percentile rank) (2)	40%	35th	50th	75th
Equity Payout Amount	100%	50%	100%	150%

(1)

Cumulative EPS means the Company’s earnings per share for each of the fiscal years during the performance period, as reported in the Company’s audited financial statements in the Company’s Annual Report on Form 10-K, as adjusted to eliminate the effects of the following: (a) changes in law or accounting principles, (b) one-time effects of mergers and acquisitions charges, (c) gains or losses on the extinguishment of debt or the sale of investment securities, (d) restructuring charges and (e) other extraordinary items that the Committee deems appropriate.

(2)

TSR is measured against the TSR for companies in the KBW Regional Banking Index (KRX) as of January 1, 2018 and assumes dividends are reinvested in company shares on the ex-dividend date. If the Company has a negative TSR for the performance period, TSR-based shares will not settle for more than target.

The Company believes the PSU Award is important because it aligns a significant portion of the executive’s compensation against performance over an extended period and aligns the performance goals with the long-term corporate objectives of the Company. The Company believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain. Moreover, the Compensation Committee allocated 60% of the value of the award on Cumulative EPS given the importance of earnings growth for the Company with the remaining 40% allocated to TSR to ensure the NEOs interests are closely aligned with the interests of shareholders.

Restricted Stock and Option Awards

The Compensation Committee also awarded equity to each of our NEOs in the form of restricted stock and options that each vest in one-third increments over three years. The Compensation Committee believes equity in this form is still an important element to ensure retention of its key executives and, with respect to stock options, to incentivize performance.

2018 Equity Award Mix

The equity mix for the CEO and the other NEOs is 70% performance-based for the standard annual equity awards granted in 2018.

Vesting of 2016 Performance Stock Unit Award

Similar to the performance stock units granted in 2018, the performance stock units that were previously granted in 2016 were subject to performance vesting conditions tied to the Company’s cumulative earnings per share and total shareholder return relative to a defined group of peer banks, in each case over the period from January 1, 2016 to December 31, 2018. In February 2019, the Compensation Committee reviewed the Company’s actual performance against the EPS and TSR targets (as further described below) and determined that the awards achieved a payout of 130% of target. A summary of the Company’s performance as measured against the targets, and the resulting payout, is set forth below:

Performance Metric	Award Value Weighting	Performance Goals			Results
		Threshold (50% Payout)	Target (100% Payout)	Max (150% Payout)	Actual Performance	Percent of Target Payout
Cumulative EPS (1)	60%	$2.92	$3.66	$4.57	$3.94	115%
3-year Relative TSR (percentile rank) (2)	40%	35th	50th	75th	96th	150%
					Total:	130%

(1)

This reflects the Company’s cumulative earnings per share as set forth in the Annual Report on 10-K for each fiscal year during the performance period, as further adjusted for the one-time costs incurred in 2017 and 2018 for the Peoples acquisition, the tax benefit from stock compensation in 2016, 2017 and 2018, as well as the one-time impact of the accounting policy change for the deferred tax asset in 2017 and the one-time special bonus to over 700 associates in 2017, each as further described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Form 10-K for the respective periods.

(2)	TSR was measured against the TSR for companies in the KBW Regional Banking Index (KRX) as of January 1, 2016 and assumed dividends were reinvested in company shares on the ex-dividend date.

Stock Ownership Guidelines

We believe that ownership of our stock helps align the interests of certain of our key executives with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board adopted minimum stock ownership thresholds (the “Executive Minimum Ownership Thresholds”) as part of the stock ownership guidelines applicable to our HoldCo Executives (the “Executive Stock Ownership Guidelines”) as shown in the table below.

As part of the Executive Stock Ownership Guidelines, HoldCo Executives who have not yet achieved the Executive Minimum Ownership Thresholds are required to retain 50% of the after-tax portion of vested stock awards and exercised options until the threshold is met.

As of March 14, 2019, each of Messrs. Laney, Newfield, and Besskó had achieved his respective Executive Minimum Ownership Threshold. Mr. Birkans became subject to the guidelines in connection with his appointment as the Chief Financial Officer in August 2018.

Title:	Guidelines require owning lesser of:

Chief Executive Officer	5 times base salary or 175,000 shares

Chief Financial Officer; Treasurer	4 times base salary or 60,000 shares

Chief Risk Management Officer	2 times base salary or 25,000 shares

Chief Administrative Officer & General Counsel	2 times base salary or 25,000 shares

Insider Trading Restrictions

To further strengthen the alignment between stock ownership and your interests as shareholders, our Insider Trading Policy prohibits all associates, including our directors and executive officers, from engaging in short selling or hedging transactions involving NBHC stock. In addition, pledging or hypothecation of Company’s securities is strongly discouraged.

Clawback Policy

Each HoldCo Executive’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, the executive to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12 month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if the executive is found guilty of misconduct by any judicial or administrative authority in connection with any (A) formal investigation by the SEC or (B) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award. In addition, each NEO’s equity award agreements include a similar clawback provision, including a clause whereby if the executive has engaged in a serious breach of conduct, the Compensation Committee may require the executive to forfeit the unvested award and/or require the executive to repay any amounts realized upon the vesting of the award or on the subsequent sale of the shares underlying the award.

Compensation Risk

Our Compensation Committee is responsible for the oversight of our compensation of associates and for the risk management as it relates to compensation. We are also subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. We conducted an analysis and risk assessment of our compensation programs in 2018. After reviewing our executive and broad-based compensation programs, the Compensation Committee determined that our overall compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

Compensation Disclosure Controls

The Compensation Committee also assessed the compensation disclosure controls that management has in place to ensure proper disclosure of compensation data. The Compensation Committee approved those controls after review and discussion with management.

Tax Considerations

Prior to the Tax Reform Legislation enacted in 2017,  Section 162(m) of the Internal Revenue Code placed a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each NEO (other than the Principal Financial Officer), except that performance-based compensation meeting the applicable requirements was excluded from the $1 million limit. As part of the Tax Reform Legislation, the ability to rely on the performance-based compensation exclusion was eliminated and the limitation on deductibility generally was expanded to include all NEOs (including the Principal Financial Officer). As a result of the Tax Reform Legislation, the Company will no longer be able to deduct any compensation paid to is NEOs in excess of $1 million unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee expects in the future to authorize compensation in excess of $1 million (which will not be deductible under Section 162(m)) to named executive officers when it believes doing so is in the best interests of the Company and its shareholders.

Executive Compensation Tables

The following tables, accompanying footnotes and narrative provide information about compensation paid to the Company’s NEOs as described in the CD&A.

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2018, 2017 and 2016, for each of our NEOs.

							Nonqualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
Name and principal		Salary	Bonus	awards	awards	compensation	earnings	compensation		Total
position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)		($)
G. Timothy Laney	2018	750,000	222,000	1,091,974	273,000	790,500	—	60,660	(6)	3,188,134
Chairman, President and	2017	750,000	—	839,937	209,995	868,000	—	48,780		2,716,712
Chief Executive Officer	2016	750,000	—	839,974	210,000	482,000	—	41,820		2,323,794

Aldis Birkans	2018	255,072	49,250	142,190	32,734	175,750	77	20,188	(7)	675,261
Chief Financial Officer

Richard U. Newfield, Jr.	2018	325,000	69,500	263,364	65,844	247,500	3,010	26,322	(8)	1,000,540
Chief Risk	2017	325,000	—	207,941	51,997	221,500	2,320	23,487		832,245
Management Officer	2016	325,000	—	270,948	55,248	124,500	—	26,232		801,928

Zsolt K. Besskó	2018	315,000	62,250	278,337	69,595	221,250	—	25,557	(9)	971,989
Chief Administrative	2017	315,000	—	211,593	52,918	243,000	—	22,800		845,311
Officer & General Counsel	2016	315,000	—	251,578	50,399	149,000	—	24,024		790,001

Brendan Zahl	2018	275,000	13,250	340,103	83,619	67,750	—	14,913	(10)	794,635
Executive Vice President,
Head of Residential Banking

Brian F. Lilly	2018	325,154	—	467,960	116,999	187,500	800	28,580	(11)	1,126,993
Former Chief Financial Officer;	2017	375,000	—	359,930	89,993	361,750	750	10,762		1,198,185
Chief of M&A and Strategy	2016	375,000	—	559,946	90,000	222,000	—	15,450		1,262,396

(1)	Represents the discretionary bonus paid to executives in connection with the record company achievements further described under “Discretionary Component” above.

(2)

The amounts in this column reflect the grant date fair value of the restricted stock awarded to our NEOs, determined in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2018 for an explanation of the assumptions made in valuing these awards. With respect to the performance stock units granted in 2016-2018, the grant date values are based upon the Company’s stock price (for the EPS metric) and a simulation of a range of possible future stock prices for the Company’s stock over the performance period using a Monte Carlo Simulation, discounted back to the valuation date using the risk free rate (for the relative TSR performance metric), as of the date of grant. Pursuant to SEC rules, for the part of the performance stock units that are subject to performance conditions (the EPS metric), the value of such award assuming the highest level of performance condition is achieved under the 2016, 2017 and 2018 awards is $472,491, $472,458 and $614,244, respectively, for Mr. Laney, $124,284, $116,978 and $148,149, respectively, for Mr. Newfield, $113,399, $119,021 and $156,573, respectively, for Mr. Besskó, and $202,475, $202,453 and $263,241, respectively, for Mr. Lilly. For that part of the performance stock units that is subject to market conditions (the TSR metric), the potential maximum value is factored into the calculated grant date fair value for the 2016, 2017 and 2018 awards, which is $209,986, $209,993 and $272,982, respectively, for Mr. Laney, $55,243, $51,969 and $65,831, respectively, for Mr. Newfield, $50,386, $52,899, and $69,573, respectively, for Mr. Besskó, and $89,984, $89,992, and $116,973, respectively, for Mr. Lilly. The potential maximum values for Messrs. Birkans and Zahl for the 2018 performance stock units are $40,453 and $55,685, respectively, with respect to the units that are subject to the EPS metric and $17,992 and $24,731, respectively, with respect to the units that are subject to the TSR metric. For a more complete description of the performance stock units, please see “Three-Year Performance Stock Unit Award” above.

(3)

The amounts in this column reflect the grant date fair value of stock option awards granted to our named executive officers, determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2018 for an explanation of the assumptions made in valuing these awards.

(4)

Amounts in this column represent cash bonuses we paid under the 2018 Executive Short-Term Cash Incentive Program. See “Review of 2018 STIP Performance Metrics Results by the Compensation Committee” above.

(5)	Any amounts reported in this column represent the above-market portion of interest earned in a fixed rate investment option.

(6)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,250 and $48,540, respectively, and imputed income on life insurance premiums of $3,870.

(7)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,250 and $11,679, respectively, and imputed income on life insurance premiums of $259.

(8)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,250 and $16,395, respectively, and imputed income on life insurance premiums of $1,677.

(9)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,250 and $16,740, respectively, and imputed income on life insurance premiums of $567.

(10)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,250 and $6,663, respectively.

(11)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $8,250 and $20,330, respectively.

2018 Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted to each of our NEOs during 2018:

									All		All			Grant
									other		other			date
									stock		option			fair
									awards:		awards:		Exercise	value
									Number of		Number of		or base	of stock
			Estimated potential payouts under			Estimated future payouts under			shares		securities		price of	and
		Date of	non-equity incentive plan awards(1)			equity incentive plan awards(2)			of stock		underlying		option	option
		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	or units		options		awards	awards
Name	Grant date	Approval	($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($/Sh)	($)(3)
G. Timothy Laney	—	—	337,500	675,000	1,012,500	—	—	—	—		—		—	—
	03/01/2018	02/21/2018	—	—	—	—	—	—	12,542	(4)	—		—	409,496
	03/01/2018	02/21/2018	—	—	—	6,227	22,465	33,698	—		—		—	682,478
	03/01/2018	02/21/2018	—	—	—	—	—	—	—		37,042	(5)	32.65	273,000

Aldis Birkans	—	—	75,000	150,000	225,000	—	—	—	—		—		—	—
	03/01/2018	02/21/2018	—	—	—	—	—	—	826	(4)	—		—	26,969
	05/02/2018	05/02/2018				—	—	—	1,987	(4)	—		—	70,260
	03/01/2018	02/21/2018	—	—	—	740	1,480	2,220	—		—		—	44,960
	03/01/2018	02/21/2018	—	—	—	—	—	—	—		2,442	(5)	32.65	17,998
	05/02/2018	05/02/2018	—	—	—	—	—	—	—		1,987	(5)	35.36	14,737

Richard U. Newfield, Jr.	—	—	105,625	211,250	316,875	—	—	—	—		—		—	—
	03/01/2018	02/21/2018	—	—	—	—	—	—	3,025	(4)	—		—	98,766
	03/01/2018	02/21/2018	—	—	—	2,710	5,418	8,127	—		—		—	164,598
	03/01/2018	02/21/2018	—	—	—	—	—	—	—		8,934	(5)	32.65	65,844

Zsolt K. Besskó	—	—	94,500	189,000	283,500	—	—	—	—		—		—	—
	03/01/2018	02/21/2018	—	—	—	—	—	—	3,197	(4)	—		—	104,382
	03/01/2018	02/21/2018	—	—	—	2,864	5,726	8,589	—		—		—	173,955
	03/01/2018	02/21/2018	—	—	—	—	—	—	—		9,443	(5)	32.65	69,595

Brendan Zahl	—	—	61,875	123,750	185,625	—	—	—	—		—		—	—
	02/21/2018	02/21/2018	—	—	—	—	—	—	7,094	(6)				241,125
	03/01/2018	02/21/2018	—	—	—	—	—	—	1,137	(4)	—		—	37,123
	03/01/2018	02/21/2018	—	—	—	1,019	2,036	3,054	—		—		—	61,855
	03/01/2018	02/21/2018	—	—	—	—	—	—	—		3,358	(5)	32.65	24,748
	02/21/2018	02/21/2018	—	—	—	—	—	—	—		7,094	(7)	33.99	58,871

Brian F. Lilly	—	—	85,547	171,094	256,641	—	—	—	—		—		—	—
	03/01/2018	02/21/2018	—	—	—	—	—	—	5,375	(4)	—		—	175,494
	03/01/2018	02/21/2018	—	—	—	4,814	9,627	14,441	—		—		—	292,466
	03/01/2018	02/21/2018	—	—	—	—	—	—	—		15,875	(5)	32.65	116,999

(1)

Cash incentive bonuses under the 2018 Executive Short-Term Cash Incentive Program (the “2018 STIP”). Mr. Birkans became eligible to participate in the plan upon his appointment to Chief Financial Officer on August 11, 2019 and the Committee approved his full annual salary of $300,000 to be eligible for payment under the 2018 STIP. Mr. Lilly was eligible for the 2018 STIP for the period that he served as Chief Financial Officer (January 1, 2018 through August 10, 2018) and the amounts above reflect his eligible earnings for that time period. The amounts reflected for Mr. Newfield are based on a target incentive percentage of 65%.

(2)

Represents the possible range of the performance stock units granted on March 1, 2018 under the 2014 Omnibus Incentive Plan. The performance stock units vest upon the achievement of specified performance criteria; please see “Three-Year Performance Stock Unit Award” above for more details. Dividend equivalents are accrued during the three-year performance period and paid upon vesting based on the number of units that vest.

(3)

The amounts in this column reflect the grant date fair value of the restricted stock and stock options awarded to the NEOs in 2018 in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2018 for an explanation of the assumptions made in valuing these awards. For purposes of this table, the values for the performance stock units are based upon the Company’s stock price and by using a Monte Carlo Simulation as of the grant date, respectively. The actual number of shares earned for the performance stock units is dependent on the Company's performance during the performance measuring period, therefore actual results may vary. For a more complete description of the criteria for payment of the performance stock units granted in 2018, please see "Three-Year Performance Stock Unit Award" above.

(4)

Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2019. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

(5)	Represents stock options that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2019.
(6)

Represents time-based shares of restricted stock that vest in full, subject to Mr. Zahl’s continued service through vesting date, on April 28, 2021. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

(7)	Represents stock options that vest in full, subject to Mr. Zahl’s continued service through vesting date, on April 28, 2021.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our NEOs on December 31, 2018:

	Option Awards					Restricted Stock Awards			Performance-Based Awards
											Equity
											incentive
									Equity		plan
									incentive		awards:
									plan		Market or
									awards:		payout
									Number of		value of
						Number		Market	unearned		unearned
	Number of	Number of				of shares		value of	shares,		shares,
	securities	securities				or units		shares or	units or		units or
	underlying	underlying				of stock		units of	other		other
	unexercised	unexercised		Option		that		stock that	rights that		rights that
	options	options		exercise	Option	have not		have not	have not		have not
	exercisable	unexercisable		price	expiration	vested		vested	vested		vested
Name	(#)	(#)		($)	date	(#)		($)(1)	(#)		($)(1)
G. Timothy Laney	550,000	—		20.00	6/17/2020	5,368	(2)	165,710	43,223	(3)	1,334,279
	28,000	—		18.92	4/29/2024	6,169	(4)	190,437	23,705	(5)	731,758
	31,996	—		19.08	4/28/2025	12,542	(6)	387,172	22,465	(7)	693,495
	33,174	16,589	(2)	19.56	3/1/2026	—		—	—		—
	8,894	17,789	(4)	34.04	3/1/2027	—		—	—		—
	—	37,042	(6)	32.65	3/1/2028	—		—	—		—

Aldis Birkans	20,000	—		20.00	8/2/2021	332	(2)	10,249	2,673	(3)	82,516
	3,530	—		18.09	5/2/2023	764	(4)	23,585	2,933	(5)	90,526
	2,600	—		18.92	4/29/2024	826	(6)	25,499	1,480	(7)	45,688
	2,773	—		19.08	4/28/2025	1,987	(6)	61,339	—		—
	2,052	1,028	(2)	19.56	3/1/2026	—		—	—		—
	1,101	2,202	(4)	34.04	3/1/2027	—		—	—		—
	—	2,442	(6)	32.65	3/1/2028	—		—	—		—
	—	1,987	(6)	35.36	5/2/2028	—		—	—		—

Richard U. Newfield, Jr.	100,000	—		20.00	1/25/2021	1,412	(2)	43,588	11,370	(3)	350,992
	9,780	—		18.09	5/2/2023	1,528	(4)	47,169	5,868	(5)	181,145
	7,200	—		18.92	4/29/2024	3,025	(6)	93,382	5,418	(7)	167,254
	8,319	—		19.08	4/28/2025	4,432	(8)	136,816	—		—
	8,728	4,364	(2)	19.56	3/1/2026	—		—	—		—
	2,202	4,405	(4)	34.04	3/1/2027	—		—	—		—
	—	8,934	(6)	32.65	3/1/2028	—		—	—		—

Zsolt K. Besskó	7,391	—		19.08	4/28/2025	1,289	(2)	39,791	10,373	(3)	320,199
	7,962	3,981	(2)	19.56	3/1/2026	1,554	(4)	47,972	5,972	(5)	184,340
	2,241	4,483	(4)	34.04	3/1/2027	3,197	(6)	98,691	5,726	(7)	176,762
	—	9,443	(6)	32.65	3/1/2028	4,432	(8)	136,816	—		—

Brendan Zahl	—	7,094	(9)	33.99	2/21/2028	7,094	(9)	218,992	2,036	(7)	62,851
	—	3,358	(6)	32.65	3/1/2028	1,137	(6)	35,099	—		—

Brian F. Lilly	4,534	—		19.08	4/28/2025	2,301	(2)	71,032	18,522	(3)	571,774
	7,109	7,109	(2)	19.56	3/1/2026	2,644	(4)	81,620	10,158	(5)	313,577
	3,811	7,624	(4)	34.04	3/1/2027	5,375	(6)	165,926	9,627	(7)	297,185
	—	15,875	(6)	32.65	3/1/2028	17,730	(8)	547,325	—		—

(1)	Based upon the closing price of our common stock on December 31, 2018, which was $30.87.

(2)	Represents awards that vest in full, subject to the NEO’s continued service through April 28, 2019.

(3)

Amounts shown above represent the performance stock units granted in 2016 (the “2016 PSU Award”). The number of units are currently reflected at the maximum level of performance. The 2016 PSU Award vested on March 1, 2019 and the number of shares delivered was based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period (January 1, 2016 through December 31, 2018), which attainment resulted in a payout of 130%. In addition, dividends accrued during the three-year performance period and were paid on any earned performance stock units following the vesting date.

(4)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on April 28, 2019.

(5)

Amounts shown above represent the performance stock units granted in 2017 (the “2017 PSU Award”). Since performance through December 31, 2018 is tracking at maximum performance, the number of units are currently reflected at the maximum level of performance. Actual results for these awards cannot be determined at this time. The actual amounts vested and earned, if any, depend on actual performance against an EPS metric (60% weighting) and a relative TSR metric (40% weighting) over a three-year performance period (January 1, 2017 through December 31, 2019). The 2017 PSU Award will vest on March 1, 2020 and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the 2017 PSU Award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid on any earned performance stock units following the vesting date.

(6)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2019.

(7)

Amounts shown above represent the performance stock units granted in 2018 (the “2018 PSU Award”), and the number of units are currently reflected at the target level of performance with respect to both the TSR and EPS metrics. Actual amounts vested and earned, if any, depend on actual performance against the performance measures for the three-year performance period. Please see the "Three-Year Performance Stock Unit Award" above for more details.

(8)

Represents shares of a market-based performance award that vest in full, subject to the NEO’s continued service through March 1, 2019, upon the average closing stock price for any consecutive 30-day trading period equaling or exceeding $25.00 per share. The performance vesting condition for these shares was satisfied on November 28, 2016 and all awards vested in full on March 1, 2019.

(9)	Represents awards that vest in full, subject to the NEO’s continued service through April 28, 2021.

Option Exercises and Stock Vested in 2018

The following table provides information regarding options exercised and shares of restricted stock vested during 2018 with respect to each of our NEOs:

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of shares		Number of shares
	acquired on	Value realized on	acquired on	Value realized on
	exercise	exercise	vesting	vesting
Name	(#)	($)	(#)	($)
G. Timothy Laney(1)	—	—	19,118	663,203
Aldis Birkans (2)	4,000	72,394	2,227	77,649
Richard U. Newfield, Jr.(3)	150,000	2,667,603	6,578	229,283
Zsolt K. Besskó(4)	13,930	267,761	6,894	248,372
Brendan W. Zahl	—	—	—	—
Brian F. Lilly(5)	151,763	2,129,073	10,870	378,899

(1)	Stock award includes 19,118 shares of time-based restricted stock that vested on April 28, 2018.
(2)	Option award exercised on May 24, 2018. Stock awards include 1,638 and 589 shares of time-based restricted stock that vested on April 28, 2018 and May 2, 2018, respectively.
(3)

Option awards exercised on February 2, 2018, May 16, 2018, and June 7, 2018. Stock awards include 4,948 and 1,630 shares of time-based restricted stock that vested on April 28, 2018 and May 2, 2018, respectively.

(4)	Option awards exercised on May 22, 2018 and August 16, 2018. Stock awards include 4,530 and 2,364 shares of time-based restricted stock that vested on April 28, 2018 and July 1, 2018, respectively.
(5)

Option awards exercised on March 9, 2018, March 12, 2018, and March 13, 2018. Stock awards include 8,155 and 2,715 shares of time-based restricted stock that vested on April 28, 2018 and May 2, 2018, respectively.

Nonqualified Deferred Compensation Plan

The NEOs are eligible to participate in our Nonqualified Deferred Compensation Plan, which we refer to as the “NDCP.” The NDCP, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The NDCP is similar to our 401(k) plan; however, it does not have the statutory limit on contributions that the 401(k) plan has. Executives may participate in the NDCP even if they do not participate in the 401(k) plan. NDCP participants may defer up to 75% of their base salaries and up to 85% of their bonuses (annual incentives) until separation of service or upon the occurrence of other specified events (e.g., disability, previously specified dates, and a change in control). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. NDCP participants may elect to have their account balances paid in a lump sum upon a change in control. The Company matches participants’ contributions to the NDCP in the same way it matches 401(k) plan contributions. Each of the participating NEOs’ contributions to the NDCP and the related Company matching contributions are fully vested when made. Each NDCP participant may choose among a variety of investment options. The Company pays all applicable fees and expenses relating to the administration of the NDCP and may, in its sole discretion, make additional discretionary contributions to participants’ accounts.

		Registrant	Aggregate		Aggregate
	Executive	contributions	earnings		balance at
	contributions in	in last	in last	Aggregate	last fiscal
	last fiscal year	fiscal year	fiscal year	withdrawals/distributions	year end
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
G. Timothy Laney	64,720	48,540	(38,962)	—	1,050,882
Aldis Birkans	18,204	11,679	(10,023)	—	202,360
Richard U. Newfield, Jr.	92,450	16,395	15,707	—	517,588
Zsolt K. Besskó	22,320	16,740	(13,791)	—	230,120
Brendan W. Zahl	77,740	6,663	(6,042)	—	71,698
Brian F. Lilly	31,094	20,330	(15,948)	—	512,165

(1)

This column represents amounts deferred from base salary and annual incentive. Although deferred, these amounts are included in the Summary Compensation Table in the columns captioned ‘Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.

(2)	These amounts are included in the Summary Compensation Table in the column captioned “All Other Compensation.”
(3)

This column includes total earnings and losses on the amounts held under the NDCP. With respect to Messrs. Birkans, Newfield and Lilly, earnings that represent an above-market portion of interest have been included in the Summary Compensation Table in the column captioned “Nonqualified Deferred Compensation Earnings”.

(4)

The amounts shown include contributions that were previously included in the Summary Compensation Table for 2017 and 2016 as follows: $146,240 for Mr. Laney, $140,534 for Mr. Newfield, $72,745 for Mr. Bessko and $25,557 for Mr. Lilly.

Employment or Change of Control Agreements with Named Executive Officers

Mr. Laney’s Employment Agreement

On May 22, 2010, we entered into an employment agreement with Mr. Laney. On November 17, 2015, we entered into an amendment to Mr. Laney’s employment agreement. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Laney an annual base salary of no less than $750,000, to be reviewed annually, and for a target cash bonus opportunity of no less than 90% of his base salary, to be reviewed annually. The employment agreement also provides Mr. Laney with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Laney is subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) three years following Mr. Laney’s termination of employment, if his employment is terminated by us without “cause” or Mr. Laney resigns with “good reason” within two years following a change in control or (b) one year following Mr. Laney’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Laney’s employment without “cause” or Mr. Laney’s resignation with “good reason,” Mr. Laney is eligible to receive certain severance benefits, as more fully described in “2018 Potential Payments upon Termination or Change-in-Control” below. Mr. Laney’s employment agreement also provides that, in the event any payments to Mr. Laney would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Laney would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Laney’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, Mr. Laney to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if Mr. Laney is found guilty of misconduct by any judicial or administrative authority in connection with any (a) formal investigation by the SEC or (b) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

Mr. Birkans’ Employment Agreement

On May 2, 2018, we entered into an employment agreement with Mr. Birkans, which became effective August 10, 2018. The employment agreement provides for an initial term through December 31, 2018, which will automatically renew for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Birkans an annual base salary of no less than $300,000 and a target cash bonus opportunity of no less than 50% of base salary for the 2018 fiscal year, and a target bonus opportunity of 55% of base salary for fiscal years thereafter. The employment agreement also provides Mr. Birkans with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Birkans is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Birkans’ termination of employment, if his employment is terminated by us without “cause” or Mr. Birkans resigns with “good reason” within two years following a change in control or (b) one year following Mr. Birkans’ termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Birkans’ employment without “cause” or Mr. Birkans’ resignation with “good reason,” Mr. Birkans is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2018 Potential Payments upon Termination or Change-in-Control” below. Mr. Birkans’ employment agreement also provides that, in the event any payments to Mr. Birkans would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Birkans would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Birkans’ employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Newfield’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Newfield, which amends and restates Mr. Newfield’s employment agreement dated October 24, 2011. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term.  The employment agreement provides Mr. Newfield an annual base salary of no less than $325,000, to be reviewed annually, and a target cash bonus opportunity of no less than 60% of base salary, to be reviewed annually. The employment agreement also provides Mr. Newfield with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Newfield is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Newfield’s termination of employment, if his employment is terminated by us without “cause” or Mr. Newfield resigns with “good reason” within two years following a change in control or (b) one year following Mr. Newfield’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Newfield’s employment without “cause” or Mr. Newfield’s resignation with “good reason,” Mr. Newfield is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2018 Potential Payments upon Termination or Change-in-Control” below. Mr. Newfield’s employment agreement also provides that, in the event any payments to Mr. Newfield would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Newfield would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Newfield’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Besskó’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Besskó, which supersedes Mr. Besskó’s letter agreement dated June 5, 2013. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Besskó an annual base salary of no less than $315,000, to be reviewed annually, and a target cash bonus opportunity of no less than 55% of base salary, to be reviewed annually. The employment agreement also provides Mr. Besskó with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Besskó is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Besskó’s termination of employment, if his employment is terminated by us without “cause” or Mr. Besskó resigns with “good reason” within two years following a change in control or (b) one year following Mr. Besskó’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Besskó’s employment without “cause” or Mr. Besskó’s resignation with “good reason,” Mr. Besskó is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2018 Potential Payments upon Termination or Change-in-Control” below. Mr. Besskó’s employment agreement also provides that, in the event any payments to Mr. Besskó would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Besskó would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Besskó’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Zahl’s Change of Control Agreement

On January 1, 2018, we entered into a change of control agreement with Mr. Zahl. Under the change of control agreement, Mr. Zahl is subject to restrictive covenants, including non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for one year following Mr. Zahl’s termination of employment in the case of any termination of employment. In the event of termination of Mr. Zahl’s employment without “cause” or Mr. Zahl’s resignation with “good reason” within eighteen months following a “change in control,” Mr. Zahl is eligible to receive certain severance benefits, as more fully described in “2018 Potential Payments upon Termination or Change-in-Control” below. Mr. Zahl’s change of control agreement also provides that, in the event any payments to Mr. Zahl would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Zahl would be better off on an after-tax basis receiving all such payments.

Mr. Lilly’s Transition Agreement

On May 2, 2018, the Company entered into a transition agreement with Mr. Lilly, which became effective as of August 10, 2018 and superseded certain provisions of Mr. Lilly’s previous employment agreement. Under the agreement, Mr. Lilly will receive a base salary of $240,000 and be eligible for a prorated annual cash incentive payment pursuant to the terms of the Company’s annual cash incentive plan for the 2018 calendar year based on actual performance and the number of days elapsed in 2018 through August 10, 2018. Mr. Lilly is subject to non-competition and non-solicitation covenants for a six-month period following the termination of his employment for any reason and a one-year period following the termination of his employment following a change in control of the Company. Mr. Lilly will also be eligible for a lump sum cash payment of $500,000 in the event of a change in control of the Company during the period commencing on August 10, 2018 and ending on the March 1, 2019, subject to his continued employment with the Company through such change in control. Mr. Lilly retired as of March 1, 2019.

2018 Potential Payments upon Termination or Change-in-Control

The following discussion addresses potential payments to our NEOs upon termination of employment or a change in control.

Termination of Employment without Cause or Resignation with Good Reason Prior to Change in Control

Severance under Mr. Laney’s Employment Agreement

If Mr. Laney’s employment is terminated prior to a change in control (i) by the Company without “cause” or (ii) by Mr. Laney for “good reason,” subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Laney will receive (a) any earned but unpaid base salary and bonus, (b) a prorated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the date of the qualifying termination and (2) three times the greater of (i) his target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to him in respect of the year prior to the year of the qualifying termination.

For the purposes of Mr. Laney’s employment agreement, “cause” means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Board, to adhere materially to the Company’s material written policies, or to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

For the purposes of Mr. Laney’s employment agreement, “good reason” means (1) a material diminution of annual base salary, (2) a material diminution in title, position, duties or responsibilities, (3) a failure to elect or re-elect Mr. Laney as a member of the Board, (4) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (5) any material breach by us of the employment agreement.

Severance for Messrs. Birkans, Newfield, Besskó, and Lilly under Employment (or Transition) Agreements

If the executive’s employment, other than Mr. Lilly’s, is terminated prior to a change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive (a) any earned but unpaid base salary and bonuses, (b) a prorated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) his annual base salary immediately prior to the date of the qualifying termination and (2) the greater of (i) his target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination.

If Mr. Lilly’s employment is terminated prior to a change in control (i) by the Company without “cause” or (ii) by Mr. Lilly for “good reason,” subject to Mr. Lilly’s execution and non-revocation of a release of claims in favor of the Company, Mr. Lilly will receive a lump sum cash payment consisting of Mr. Lilly’s base salary through March 1, 2019, to the extent not yet paid. Note that Mr. Lilly retired from the Company, effective March 1, 2019.

For the purposes of each executive’s employment agreement and Mr. Lilly’s transition agreement, “cause” means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Company’s CEO, to adhere materially to the Company’s material written policies, or to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

For the purposes of each executive’s employment agreement and Mr. Lilly’s transition agreement, “good reason” means (1) a material diminution in the executive’s annual base salary, (2) the assignment of any duties that are materially inconsistent with the executive’s position, duties or responsibilities or any other action by the Company that results in a material diminution in the executive’s position or the duties or responsibilities customarily associated with the executive’s position, (3) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (4) any material breach by us of the employment agreement.

Equity Awards under the Company’s Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards will be forfeited following a termination of employment prior to a change in control without “cause” or the executive’s resignation of employment for “good reason.”

Market-Based Performance Restricted Stock Awards. With respect to the market-based performance restricted stock awards granted to certain of the NEOs in 2016, upon a termination of employment prior to a change in control without “cause” or a resignation of employment for “good reason,” any remaining service conditions are deemed to have been satisfied and the awards will vest (the performance conditions for these awards have been satisfied).

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs, all unvested awards will be forfeited following any termination of employment.

For purposes of the equity awards, the definitions of “cause” and “good reason” are governed by the respective equity award agreements and in most cases, the definitions are similar to those set forth in the NEOs’ employment or change of control agreements, as applicable.

Termination of Employment for Cause or Resignation without Good Reason

Upon a termination of employment for “cause” or the executive’s resignation of employment without “good reason” at any time, the executive is entitled to accrued benefits, including accrued base salary as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.

Additionally, if Mr. Lilly’s employment is terminated for “cause” or Mr. Lilly resigns without “good reason,” subject to Mr. Lilly’s execution and non-revocation of a release of claims in favor of the Company, Mr. Lilly will receive a lump sum cash payment consisting of Mr. Lilly’s base salary through March 1, 2019, to the extent not yet paid. Note that Mr. Lilly retired from the Company, effective March 1, 2019.

All unvested equity awards will be forfeited following a termination of employment for “cause” or the executive’s resignation of employment without “good reason.”

Termination of Employment due to Death or Disability

Upon a termination of employment due to death or disability, the executive is entitled to accrued benefits, including accrued base salary, as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices. All unvested equity awards will vest upon a termination of employment due to death or disability, other than the performance stock unit awards. The market-based performance restricted stock awards granted to certain of the NEOs in 2016 will vest upon a termination of employment due to death or disability since the performance conditions have been satisfied and any remaining service conditions are deemed to have been satisfied.

Additionally, upon the termination of Mr. Lilly’s employment due to death or disability, Mr. Lilly will receive a lump sum cash payment consisting of Mr. Lilly’s base salary through March 1, 2019, to the extent not yet paid. Note that Mr. Lilly retired from the Company, effective March 1, 2019.

Arrangements upon a Change in Control

Severance for NEOs under Employment, Change of Control, or Transition Agreements

If Messrs. Laney, Birkans, Besskó, Newfield or Zahl’s employment is terminated within two years (eighteen months for Mr. Zahl) following a change in control (similar definition to that in the Company’s equity incentive plans) (i) without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive a lump sum cash amount equal to (a) any earned but unpaid base salary and bonuses and (b) except for Mr. Zahl, a prorated bonus for the year of termination.

Additionally, Mr. Laney will receive a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) three times the greater of (i) his target annual bonus determined under his employment agreement and (ii) the annual bonus paid or payable to him in respect of the year immediately prior to the year in which the termination occurs. Messrs. Birkans, Besskó and Newfield will receive a lump sum cash amount equal to the sum of (1) two times their annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) two times the greater of (i) their target annual bonus determined under their employment agreement and (ii) the annual bonus paid or payable to them in respect of the year immediately prior to the year in which the termination occurs. Mr. Zahl will receive a lump sum cash amount equal to the sum of (1) his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) the greater of (i) his target annual bonus for the year in which the termination occurs and (ii) the annual bonus paid or payable to him in respect of the year immediately prior to the year in which the termination occurs.

Upon the occurrence of a change in control between August 10, 2018, and March 1, 2019, and subject to Mr. Lilly’s continued employment through such change in control, subject to Mr. Lilly’s execution and non-revocation of a release of claims in favor of the Company, Mr. Lilly will receive a lump sum cash payment equal to $500,000. Note that Mr. Lilly retired from the Company, effective March 1, 2019.

Equity Awards under the Company’s Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards held by the NEOs are subject to a double trigger vesting standard. If the executive is provided a replacement award in connection with a change in control, and if the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” all unvested outstanding time-based stock options and restricted stock awards held by the executive fully vest, and in the case of stock options, become exercisable, upon the qualifying termination. If the executive is not provided a replacement award, the award fully vests, and in the case of stock options, becomes exercisable, upon the change in control.

Market-Based Performance Restricted Stock Awards. The market-based performance restricted stock awards granted to certain of the NEOs in 2016 are subject to a double trigger vesting standard in the event of a change in control. If the executive is provided a replacement award in connection with a change in control, and if the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” all unvested outstanding restricted stock awards fully vest. If the executive is not provided a replacement award, the award fully vests upon the change in control.

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs, in connection with a change in control, the performance achievement level of any outstanding unvested awards will be determined prior to the change of control by the Compensation Committee, with awards earned at the higher of target and actual performance. If the executive is provided a replacement award in connection with a change in control, then the earned award continues to be subject to service-based vesting requirements with the vesting date being the last day of the original performance period. If the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause,” (ii) by the executive for “good reason,” or (iii) due to the executive’s death or disability, any remaining service condition will be deemed to be satisfied and the earned award fully vests upon the qualifying termination. If the executive is not provided a replacement award, the service condition will be deemed to be satisfied and the earned award fully vests upon the change in control.

Change in Control Definition. A change in control is generally deemed to occur under the Company’s equity incentive plans upon:

•

the acquisition by any individual, entity or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 35% or more (on a fully diluted basis) of either (a) the then outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

•

a majority of the directors who constituted the Board of Directors at the time the applicable plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by: (a) under the 2009 Equity Incentive Plan, a vote of at least two-thirds of the incumbent directors then on the Board of Directors; or (b) under the 2014 Omnibus Incentive Plan, a vote of a majority of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

•	approval by our shareholders of our complete dissolution or liquidation; or
•

the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders whether for such transaction or the issuance of securities in the transaction (each, a “Business Combination”), in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the “beneficial owner,” directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for the Business Combination.

For the NEOs serving as of December 31, 2018, including Mr. Lilly as the former CFO, the potential payments upon termination under various termination scenarios or the occurrence of a change in control are quantified in the table set forth below (assuming a termination date of December 31, 2018 and an NBHC share price of $30.87, the closing price of NBHC common stock on the NYSE on December 31, 2018):

				Stock	Restricted
		Cash		option	stock
		severance		vesting	vesting		Total
Name	Scenario	($)(1)		($)	($)		($)(2)
G. Timothy Laney	Voluntary Resignation without Good Reason	—		—	—		—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	5,866,500		—	—		5,866,500
	Involuntary Termination for Cause	—		—	—		—
	Involuntary Termination Following Change in Control	5,529,000		187,622	3,482,016		9,198,638
	Change in Control -No Termination of Employment(3)	—		—	—		—
							—
Aldis Birkans	Voluntary Resignation without Good Reason	—		—	—		—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	675,000		—	—		675,000
	Involuntary Termination for Cause	—		—	—		—
	Involuntary Termination Following Change in Control	1,050,000		11,627	338,733		1,400,360
	Change in Control -No Termination of Employment(3)	—		—	—		—

Richard U. Newfield, Jr.	Voluntary Resignation without Good Reason	—		—	—		—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	863,375		—	136,816	(4)	1,000,191
	Involuntary Termination for Cause	—		—	—		—
	Involuntary Termination Following Change in Control	1,304,250		49,357	1,011,514		2,365,121
	Change in Control -No Termination of Employment(3)	—		—	—		—

Zsolt K. Besskó	Voluntary Resignation without Good Reason	—		—	—		—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	841,500		—	136,816	(4)	978,316
	Involuntary Termination for Cause	—		—	—		—
	Involuntary Termination Following Change in Control	1,305,000		45,025	1,001,847		2,351,872
	Change in Control -No Termination of Employment(3)	—		—	—		—

Brendan W. Zahl	Voluntary Resignation without Good Reason	—		—	—		—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	—		—	—		—
	Involuntary Termination for Cause	—		—	—		—
	Involuntary Termination Following Change in Control	398,750		—	330,818		729,568
	Change in Control -No Termination of Employment(3)	—		—	—		—

Brian F. Lilly(5)	Voluntary Resignation without Good Reason	40,000		—	—		40,000
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	40,000	(4)	—	547,325	(4)	587,325
	Involuntary Termination for Cause	40,000		—	—		40,000
	Involuntary Termination Following Change in Control	40,000		80,403	2,039,508		2,159,911
	Change in Control -No Termination of Employment(3)	500,000		—	—		500,000

(1)

Severance amounts are based on the terms of the applicable employment (or change of control) agreements. Under the employment agreements, the prorated bonus for the year of termination is calculated using the target annual bonus amount in the event of an involuntary termination following a change in control.

(2)

Amounts listed do not account for any reduction of payments under the terms of the applicable employment agreements due to the imposition of excise taxes under Section 4999 of the Code. See “Employment Agreements with Named Executive Officers” above.

(3)

Assumes that the NEO’s market-based performance restricted stock awards and performance stock unit awards are assumed, or replacement awards are granted for such awards, by the successor entity upon a change in control.

(4)

Amount also payable upon death or disability. Assumes that death did not occur within two years following a change in control in which a replacement award was granted for the performance stock unit awards. awards are granted for such awards, by the successor entity upon a change in control.

(5)	Mr. Lilly retired from the Company on March 1, 2019 in accordance with his transition agreement.

CEO Pay Ratio

The following information provides details about the relationship of the total compensation of our median associate and that of our Chairman, President and CEO:

For 2018, the median annual total compensation of all associates of the Company (other than our CEO) was $53,973 and the annual total compensation of our CEO was $3,188,134. Based on this information, the ratio for 2018 total compensation of our CEO to the median of all associates is 59.1:1.

We completed the following steps to determine the annual total compensation of our median associate:

•	As of October 15, 2018, our associate population consisted of approximately 1,306 associates, including any full-time, part-time, temporary, or seasonal associates employed on that date.
•

To find the median of the annual total compensation of our associates (other than our CEO), we used wages from our payroll records as reported on Form W-2 for fiscal 2018. In making this determination, we annualized compensation for full-time and part-time permanent associates who were employed on October 15, 2018, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time associates.

•	We identified our median associate using this compensation measure and methodology, which was consistently applied to all our associates included in the calculation.
•

After identifying the median associate, we added together all the elements of such associate’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $53,973.

•

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table, which is also in accordance with the requirements of Item 402(c)(2)(x).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such reporting persons are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that none of such reporting person failed to file on a timely basis reports required by Section 16(a) during 2018.

OTHER BUSINESS

Except as set forth herein, our Board and management have no knowledge of any other business to come before the Meeting. If, however, any other matters do properly come before the Meeting, it is the intention of the persons appointed in the accompanying proxy to vote the shares represented by such proxy in accordance with their best judgment.

2020 ANNUAL MEETING OF SHAREHOLDERS

Shareholder Proposals

Shareholder proposals submitted pursuant to SEC Rule 14a-8 of Regulation 14A for inclusion in our 2020 Proxy Statement and acted upon at our 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) must be received by us at our principal executive offices, to the attention of the Secretary, on or prior to December 3, 2019 and must satisfy the requirements of SEC Rule 14a-8. We suggest that such proposals be sent by certified mail, return receipt requested.

Shareholder proposals submitted for consideration at the 2020 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our principal executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2019 Annual Meeting. As a result, any notice given by a shareholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 10, 2020 and no later than February 9, 2020. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in Section 2.9(C) of our Bylaws. Each such notice must include, among other things:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;
•	the name and address of the shareholder proposing such business as well as any affiliates or associates acting in concert with such shareholder;
•	the number of shares of each class of NBHC stock owned by such shareholder;
•	a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests; and
•

any material interest of such shareholder in such proposal, including any other information required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act and the SEC rules thereunder.

Further information regarding the process for shareholder nominations for candidates for election as directors is provided under “Director Nomination Process, Director Qualifications and Diversity” elsewhere in this proxy statement.

Discretionary Authority Conferred in Proxy Solicited by the Company

The proxy solicited by the Company for the 2020 Annual Meeting will confer discretionary authority on the Company’s proxies on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to February 9, 2020 and (ii) any proposal made in accordance with Company’s Bylaws provisions if the 2020 Proxy Statement briefly describes the matter and how the Company’s proxies intend to vote on it and if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

“HOUSEHOLDING” OF PROXY MATERIALS

Only one proxy statement and annual report may be delivered to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure, known as “householding,” reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to receive separate proxy cards. If you reside at an address that received only one copy of our Proxy Materials as a result of householding, requests for additional copies should be directed to National Bank Holdings Corporation, Attention: Investor Relations, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111 (telephone number: 720-554-6640; e-mail: ir@nationalbankholdings.com). If you object to householding and wish to receive separate copies of documents in the future, or if you received multiple copies of your Proxy Materials at a single address and would like to request delivery of a single copy in the future, you may contact Investor Relations as described above if you are a holder of record. If you hold your shares through a bank, broker or other holder of record, you should contact such holder of record.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. National Bank Holdings Corporation 7800 East Orchard Road, Suite 300 Greenwood Village, CO, 80111 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Ralph W. Clermont 06 Burney S. Warren, III 02 Robert E. Dean 07 Art Zeile 03 Fred J. Joseph 04 G. Timothy Laney 05 Micho F. Spring The Board of Directors recommends you vote FOR proposals 2 and 3. 2To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2019. For 0 0 Against 0 0 Abstain 0 0 3To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the proxy statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000407625_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Annual Report are available at www.proxyvote.com NATIONAL BANK HOLDINGS CORPORATION Annual Meeting of Shareholders May 9, 2019 8:30 AM Mountain Time This proxy is solicited on behalf the Board of Directors The undersigned, revoking all prior proxies, hereby appoints G. Timothy Laney and Zsolt K. Besskó, or either of them, as proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A common stock of National Bank Holdings Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 8:30 a.m. Mountain Time on May 9, 2019 at the DoubleTree by Hilton Denver Tech Center, located at 7801 East Orchard Road, Greenwood Village, CO 80111 and any adjournment or postponement thereof. When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies named on this proxy card are authorized to vote upon any other business as may properly come before the Annual Meeting. Either of the proxies or their respective substitutes shall have and may exercise all of the powers hereby granted. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope, or vote by internet or telephone. Continued and to be signed on reverse side 0000407625_2 R1.0.1.18